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As filed with the Securities and Exchange Commission on May 29, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2911 (Primary Standard Industrial Classification Code Number)	61-1512186 (I.R.S. Employer Identification No.)

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John R. Walter
Executive Vice President, General Counsel and Secretary
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie M. Allen, Esq.
Proskauer Rose LLP
11 Times Square
New York, NY 10036
(212) 969-3155

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☐ Emerging Growth Company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $0.01 per share	23,537,209	N/A	$795,843,735	$99,082.55

(1)
Represents the maximum number of shares of CVR Energy, Inc. common stock estimated to be issuable upon the consummation of the exchange.

(2)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the registrant was calculated as the product of (i) 37,154,236 common units of CVR Refining, LP, which is the maximum number of common units that may be exchanged pursuant to the offer, and (ii) the average of the high and low sales prices of CVR Refining, LP common units as reported on the New York Stock Exchange on May 25, 2018 ($21.42).

(3)
The amount of the filing fee, calculated in accordance with Rule 0-11(b) and Rule 1-11(d) of the Securities Exchange Act of 1934, as amended and Fee Rate Advisory #1 for Fiscal Year 2018 equals $124.50 per $1,000,000 of the aggregate value of the transaction.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange is not complete may be changed. The registrant may not complete the offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED MAY 29, 2018

Offer by
CVR ENERGY, INC.
to Exchange up to 37,154,236 Common Units of
CVR REFINING, LP
for
Shares of CVR Energy, Inc. Common Stock

At an Exchange Ratio of One Common Unit of CVR Refining, LP for
0.6335 Shares of CVR Energy, Inc. Common Stock

         THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION TIME").

         CVR Energy, Inc. ("CVR Energy") is offering to exchange up to 37,154,236 common units of CVR Refining, LP (the "common units") for shares of CVR Energy common stock at an exchange ratio of one common unit for 0.6335 shares of CVR Energy common stock, par value $0.01 per share, upon the terms and subject to the conditions in this prospectus/offer to exchange and accompanying letter of transmittal. This offer is referred to herein as the "offer."

         The purpose of the offer for CVR Energy is to increase its ownership of CVR Refining, LP ("CVR Refining"). As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units of CVR Refining. Assuming the maximum number of 37,154,236 common units are validly tendered and exchanged in the offer, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold approximately 95% of the outstanding common units of CVR Refining. The offer is conditioned upon, among other things, a sufficient number of common units of CVR Refining having been validly tendered and not properly withdrawn such that, following consummation of the exchange, the general partner of CVR Refining (the "general partner") and entities affiliated with the general partner (which affiliates include CVR Energy and affiliates of Icahn Enterprises L.P.) will own more than 80% of the common units of CVR Refining (the "minimum tender condition").

         Pursuant to the partnership agreement of CVR Refining (the "partnership agreement"), once the general partner and its affiliates own more than 80% of the common units of CVR Refining, the general partner and its affiliates will have the right, but not the obligation, to purchase all, but not less than all, of the common units of CVR Refining held by unaffiliated unitholders of CVR Refining at a price not less than their then-current market price, as calculated pursuant to the terms of the partnership agreement (the "call right").

         Accordingly, the general partner and its affiliates will be entitled to exercise this call right after the consummation of the exchange. Pursuant to the partnership agreement, the general partner is not obligated to obtain a fairness opinion regarding the value of the common units of CVR Refining to be repurchased by it upon exercise of the call right. Pursuant to the partnership agreement, the general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise the call right. The general partner and its affiliates (including CVR Energy and Icahn Enterprises and its affiliates) have no current plans to exercise the call right at this time or upon the consummation of the exchange. However, there can be no assurance that the general partner and its affiliates will not exercise the call right in the future.

         CVR Energy's common stock is listed on the New York Stock Exchange under the symbol "CVI." The common units of CVR Refining are listed on the New York Stock Exchange under the symbol "CVRR." On May 25, 2018, the last full trading day before the date of this prospectus/offer to exchange, the closing price of one share of CVR Energy common stock was $43.61 and the closing price of one common unit of CVR Refining was $22.10. Based on these closing prices and the exchange ratio in the offer, the offer had a per common unit value of $27.63 per common unit, representing a 25% premium over the closing unit price of CVR Refining on May 25, 2018.

         The value of the offer will change as the market prices of CVR Energy common stock and CVR Refining common units fluctuate during the offer period and thereafter, and may therefore be different from the price set forth above at the time you receive your shares of CVR Energy common stock and thereafter. Unitholders are encouraged to obtain current market quotations for shares of CVR Energy common stock and CVR Refining common units prior to making any decision with respect to the offer. See "Risk Factors" and "Comparative Market Price Data and Price Range of the Common Units."

         FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 18.

         None of CVR Energy, CVR Refining, the information agent or the exchange agent or any of their respective affiliates are making any recommendation to you as to whether to exchange or refrain from exchanging your common units in the offer. You must make your own decision as to whether to exchange your common units and, if so, how many common units to exchange. In doing so, you should carefully read the entire prospectus/offer to exchange, and the information incorporated by reference herein, and related letter of transmittal.

         CVR Energy's obligation to consummate the exchange is subject to specified conditions, including the minimum tender condition, which are more fully described in the section captioned "The Offer—Conditions of the Offer."

         We have not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your common units or provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the exchange agent or the information agent.

         CVR Energy filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC") on May 29, 2018 (as it may be amended from time to time, the "Schedule TO").

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is                        , 2018

i

        THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CVR ENERGY AND CVR REFINING FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE THE SECTION CAPTIONED "WHERE YOU CAN FIND MORE INFORMATION."

        YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM CVR ENERGY, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO THE INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO TIMELY RECEIVE DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN                     , 2018.

ii

QUESTIONS AND ANSWERS ABOUT THE OFFER

        The following are some of the questions that you as a holder of common units of CVR Refining may have regarding the offer and answers to those questions. The answers to these questions do not contain all of the details of the offer to the same extent described elsewhere in this prospectus/offer to exchange. We urge you to read the entire prospectus/offer to exchange, including the information incorporated by reference herein, and related letter of transmittal carefully because they contain the full details of the offer.

What is CVR Energy's proposed transaction?

        CVR Energy is offering to acquire up to 37,154,236 outstanding common units of CVR Refining, not otherwise directly or indirectly owned by CVR Energy and its affiliates, in exchange for shares of CVR Energy common stock. As of the date of this prospectus/offer to exchange, there were 147,600,000 common units of CVR Refining outstanding and CVR Energy and entities affiliated with CVR Energy (including affiliates of Icahn Enterprises L.P.) beneficially owned 103,065,764 common units, representing approximately 69.8% of the outstanding common units of CVR Refining.

        If the minimum tender condition is satisfied, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold more than 80% of the outstanding common units of CVR Refining, which would permit the general partner and its affiliates to exercise the call right.

        If CVR Energy acquires the maximum 37,154,236 common units in the offer, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold approximately 95% of the outstanding common units of CVR Refining.

        See the question below titled "Following the consummation of the exchange, will CVR Refining continue as a public company?"

Who controls CVR Energy?

        CVR Energy is a majority-owned subsidiary of Icahn Enterprises Holdings L.P. Icahn Enterprises L.P. owns a 99% limited partner interest in Icahn Enterprises Holdings L.P. Icahn Enterprises G.P. Inc., which is indirectly owned and controlled by Carl C. Icahn, is the general partner of each of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. Icahn Enterprises Holdings L.P. and its subsidiaries own substantially all of the assets and conduct substantially all of the operations of Icahn Enterprises L.P. Icahn Enterprises L.P. is a diversified holding company engaged in the following primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

        As of the date of this prospectus/offer to exchange, Icahn Enterprises L.P. and its affiliates owned approximately 82.0% of the outstanding common stock of CVR Energy. The following persons may also be deemed to be co-bidders of CVR Energy in making the offer: IEP Energy LLC, IEP Energy Holdings LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The foregoing entities are affiliated with Carl C. Icahn. See Schedule B to this prospectus/offer to exchange for additional information concerning Icahn Enterprises L.P. and its affiliates.

How many common units will CVR Energy exchange in the offer?

        Upon the terms and subject to the conditions of the offer, CVR Energy will exchange up to 37,154,236 common units of CVR Refining, or such lesser number of common units as are validly tendered and not properly withdrawn. If more than 37,154,236 common units are properly tendered for exchange, we will exchange all common units validly tendered on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 common units), which we will exchange on a priority basis.

        The offer is also conditioned upon, among other things, a minimum number of common units having been validly tendered and not properly withdrawn such that, following consummation of the exchange, the general partner and its affiliates will own more than 80% of the outstanding common units of CVR Refining. Common units properly tendered for exchange, but not exchanged pursuant to the offer, will be returned to the tendering unitholders promptly after the offer expires. See "The Offer—Conditions of the Offer."

Following the consummation of the exchange, will CVR Refining continue as a public company?

        Yes. Upon the completion of the exchange in accordance with its terms and conditions, CVR Refining will continue to be listed on the New York Stock Exchange and subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        However, if the offer is consummated in accordance with its terms, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will beneficially own over 80% of the outstanding common units of CVR Refining. Pursuant to the partnership agreement of CVR Refining, once the general partner and its affiliates own more than 80% of the common units of CVR Refining, the general partner and its affiliates will have the right, but not the obligation, to purchase all, but not less than all, of the common units of CVR Refining held by unaffiliated unitholders of CVR Refining at a price not less than their then-current market price, as calculated pursuant to the terms of the partnership agreement.

        Accordingly, the general partner and its affiliates will be entitled to exercise this call right after the consummation of the exchange. Pursuant to the partnership agreement, the general partner is not obligated to obtain a fairness opinion regarding the value of the common units of CVR Refining to be repurchased by it upon exercise of the call right. Pursuant to the partnership agreement, the general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise the call right. The general partner and its affiliates (including CVR Energy and Icahn Enterprises and its affiliates) have no current plans to exercise the call right at this time or upon the consummation of the exchange. However, there can be no assurance that the general partner and its affiliates will not exercise the call right in the future.

Do the directors or executive officers of CVR Refining or CVR Energy intend to exchange their common units in the offer?

        After reasonable inquiry and to our knowledge, certain of the executive officers and directors of the general partner of CVR Refining and of CVR Energy intend to exchange common units held by them in the offer.

Do the entities affiliated with Icahn Enterprises L.P. and CVR Energy intend to exchange their common units in the offer?

        Icahn Enterprises Holdings L.P. and American Entertainment Properties Corp., each an affiliate of Icahn Enterprises L.P. and CVR Energy, directly own 3,750,000 common units and 2,000,000 common units of CVR Refining, respectively, representing approximately 2.5% and 1.4% of the outstanding common units of CVR Refining, respectively. Neither Icahn Enterprises Holdings L.P. nor American Entertainment Properties Corp. intends to exchange its common units in the offer. Collectively, these 5,750,000 common units represent approximately 3.9% of the outstanding common units of CVR Refining.

What will I receive in exchange for my common units?

        In exchange for each common unit that is exchanged pursuant to the offer, you will receive 0.6335 shares of CVR Energy common stock. The number of shares of CVR Energy common stock into which one common unit of CVR Refining will be exchanged is sometimes referred to in this prospectus/offer to exchange as the "exchange ratio."

        You will not receive any fractional shares of CVR Energy common stock in the exchange or cash in lieu of fractional shares. All of your common units exchanged in the offer will be aggregated and you will be issued in respect of all such common units a number of shares of CVR Energy common stock based on the exchange ratio, rounded to the nearest whole number.

What is the market value of my common units as of a recent date?

        The common units are listed on the New York Stock Exchange under the symbol "CVRR." On May 25, 2018, the last full trading day before the date of this prospectus/offer to exchange, the closing price of one common unit as reported on the New York Stock Exchange was $22.10.

        We advise you to obtain a recent quotation for the common units before deciding whether to exchange your common units. See "Comparative Market Price Data and Price Range of the Common Units."

What is the market value of the shares of CVR Energy common stock as of a recent date?

        CVR Energy's common stock is listed on the New York Stock Exchange under the symbol "CVI." On May 25, 2018, the last full trading day before the date of this prospectus/offer to exchange, the closing price of one share of CVR Energy common stock as reported on the New York Stock Exchange was $43.61.

        We advise you to obtain a recent quotation for the shares of CVR Energy common stock before deciding whether to exchange your common units.

What is the per common unit value of the offer?

        Based on the exchange ratio and the closing prices above, the offer had a value of $27.63 per common unit, representing a 25% premium over the closing price of the common units on May 25, 2018.

        The value of the offer will change as the market prices of CVR Energy common stock and CVR Refining common units fluctuate during the offer period and thereafter, and may be different from the price set forth above at the time you receive your shares of CVR Energy common stock and thereafter. We encourage you to obtain current market quotations prior to making any decision with respect to the offer. See "Risk Factors" and "Comparative Market Price Data and Price Range of the Common Units."

What does CVR Refining think of the offer?

        CVR Refining is not making any recommendation to you as to whether you should exchange or refrain from exchanging your common units. CVR Refining filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on May 29, 2018 and we urge you to read it carefully prior to making any decision with respect to the offer.

        You must make your own decision as to whether to exchange your common units in the offer. In so doing, you should also read the information in this prospectus/offer to exchange, including the information incorporated by reference herein, and in the related letter of transmittal carefully.

What does CVR Energy think of the offer?

        CVR Energy is not making any recommendation to you as to whether you should exchange or refrain from exchanging your common units for exchange.

        You must make your own decision as to whether to exchange your common units. In so doing, you should read the information in this prospectus/offer to exchange, including the information incorporated by reference herein, and in the related letter of transmittal carefully.

What are the conditions of the offer?

        Our obligation to consummate the exchange is subject to several conditions referred to under "The Offer—Conditions of the Offer," including the following:

  •
  the "registration statement condition"—the registration statement, of which this prospectus/offer to exchange is a part (the "registration statement"), shall have become effective under the Securities Act of 1933, as amended (the "Securities Act"), no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CVR Energy shall have received all necessary state securities law or "blue sky" authorizations, if any.

  •
  the "stockholder approval condition"—CVR Energy's stockholders shall have approved, as and to the extent required by the New York Stock Exchange, the issuance of the shares of CVR Energy's common stock pursuant to the offer. As of the date of this prospectus/offer to exchange, Icahn Enterprises L.P. and its affiliates owned approximately 82.0% of the outstanding common stock of CVR Energy and intend to approve the issuance of the shares of CVR Energy common stock pursuant to the offer.

  •
  the "minimum tender condition"—a sufficient number of common units of CVR Refining shall have been validly tendered and not properly withdrawn such that, following consummation of the exchange, the general partner and entities affiliated with the general partner will own more than 80% of the common units of CVR Refining. As of the date of this prospectus/offer to exchange a minimum of 15,014,237 common units shall be validly tendered and not properly withdrawn to satisfy the minimum tender condition.

  •
  the "listing condition"—the shares of CVR Energy common stock to be issued pursuant to the offer shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

        Each of the conditions of the offer are for the sole benefit of CVR Energy and may be asserted or waived by CVR Energy, in whole or in part, at any time and from time to time in our discretion prior to the expiration time.

What are the U.S. federal income tax consequences for an exchanging CVR Refining unitholder?

        The receipt of CVR Energy common stock in exchange for your common units pursuant to the exchange will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in "Certain U.S. Federal Income Tax Consequences") holding common units as a capital asset will generally recognize capital gain or loss on the receipt of CVR Energy common stock in exchange for common units, except to the extent of gain attributable to "unrealized receivables" or "inventory items." A portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to unrealized receivables, including depreciation recapture, or to inventory items owned by CVR Refining and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded the U.S. Holder's share of CVR Refining's income may become available to offset a portion of the gain recognized by such U.S. Holder.

        Please read "Certain U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material U.S. federal income tax consequences of the exchange.

What are the expected material U.S. federal income tax consequences for a U.S. Holder of the ownership of CVR Energy common stock after the exchange is completed?

        CVR Energy is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. Distributions of cash by CVR Energy to a U.S. Holder with respect to shares of CVR Energy common stock received in the exchange will generally be included in such U.S. Holder's income as ordinary dividend income to the extent of CVR Energy's current or accumulated "earnings and profits," as determined under U.S. federal income tax principles. Distributions of cash in excess of CVI's current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. Holder's adjusted tax basis in such U.S. Holder's shares of CVR Energy common stock and, to the extent the distribution exceeds such U.S. Holder's adjusted tax basis, as capital gain from the sale or exchange of shares of CVR Energy common stock.

        Please read "Certain U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of CVR Energy common stock received in the exchange.

Is CVR Energy's financial condition relevant to my decision to exchange in the offer?

        Yes. CVR Energy's financial condition is relevant to your decision to exchange your common units because CVR Refining common units accepted in the offer will be exchanged for shares of CVR Energy common stock. You should therefore consider CVR Energy's financial condition before you decide to become a stockholder of CVR Energy by exchanging your common units in the offer. This prospectus/offer to exchange incorporates by reference financial information regarding CVR Energy and CVR Refining, which you should review carefully. See "Where You Can Find More Information."

What percentage of CVR Energy's shares will exchanging unitholders of CVR Refining own after the offer?

        Based on the exchange ratio for the offer, we estimate that if the maximum of 37,154,236 common units are exchanged pursuant to the offer, exchanging unitholders of CVR Refining would own, in the aggregate, approximately 21.3% of the outstanding shares of CVR Energy common stock and if the minimum of 15,014,237 common units are exchanged pursuant to the offer, exchanging unitholders of CVR Refining would own, in the aggregate, approximately 9.9% of the outstanding shares of CVR Energy common stock after the consummation of the exchange. For a detailed discussion of the assumptions on which this estimate is based, see "The Offer—Ownership of CVR Energy After the Offer."

What is the purpose of the offer and are the interests of CVR Energy and Icahn Enterprises different from my interests as a unitholder?

        The purpose of the offer for CVR Energy is to increase its ownership in CVR Refining.

        As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units. Assuming the maximum number of 37,154,236 common units are properly tendered, and are exchanged in the offer, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will beneficially own approximately 95% of the outstanding common units of CVR Refining.

        If the minimum tender condition is satisfied, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold more than 80% of the outstanding common units of CVR Refining, which would permit the general partner and its affiliates to exercise the call right.

        CVR Energy's and Icahn Enterprises' interest in the offer may be different from those unitholders being asked to exchange their common units. If your common units are exchanged in the offer, you will cease to have any direct interest in CVR Refining with respect to such common units, and will not have the opportunity to directly participate in the future earnings or growth of CVR Refining, as a unitholder of CVR Refining, but you will participate indirectly in the performance of CVR Refining to the extent of your ownership of shares of CVR Energy common stock and its ownership of common units of CVR Refining.

Will I participate in the performance of CVR Energy if I exchange my common units in the offer?

        If you exchange your common units, you will participate directly in the performance of CVR Energy as a stockholder of CVR Energy, including any future premium that may be received by stockholders of CVR Energy in connection with a sale or other corporate transaction.

        You will also own shares of a corporation rather than common units in a master limited partnership. See "Certain U.S. Federal Income Tax Consequences" for more information on the tax treatment of owning and disposing of CVR Energy common stock received in the exchange.

How long do I have to decide whether to exchange my common units in the offer?

        You have until 5:00 p.m., New York City time, on                        , 2018 to decide whether to exchange your common units in the offer unless we extend the expiration time. If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Co., LLC, the exchange agent for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to exchange your common units in the offer, which is described in "The Offer—Guaranteed Delivery."

Can the offer be extended, amended or terminated and under what circumstances?

        We may, in our sole discretion, extend the offer at any time or from time to time. For instance, the offer may be extended if any of the conditions specified in "The Offer—Conditions of the Offer" are not satisfied prior to the expiration time.

        We can amend the offer in our sole discretion at any time prior to the expiration time. We can also terminate the offer prior to the expiration time if the conditions of the offer are not met.

How will I be notified if the offer is extended or the terms of the offer are amended?

        If we decide to extend the offer, we will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. We will announce any amendment to the offer by making a public announcement of the amendment.

How do I exchange my common units in the offer?

        To exchange your common units in the offer, you must deliver the certificates representing your common units, together with a properly completed and duly executed letter of transmittal, or an agent's message in connection with a book-entry transfer, to the exchange agent not later than the expiration time. If your common units are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can exchange your common units through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the exchange agent prior to the expiration time, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the exchange agent within two business days after the expiration time by using the enclosed notice of guaranteed delivery. However, the exchange agent must receive the missing items within that two business day period. For a complete discussion on the procedures for tendering your units, see "The Offer—Procedure for Tendering" and "The Offer—Guaranteed Delivery."

What happens if more than the maximum of 37,154,236 common units are tendered for exchange?

        If more than 37,154,236 common units are validly tendered for exchange and not properly withdrawn prior to the expiration time, we will exchange common units:

  •
  first, from all holders of "odd lots" of less than 100 common units who validly tender for exchange all of their common units; and

  •
  second, from all other unitholders who validly tender common units for exchange, on a pro rata basis.

        Because of "odd lot" priority and proration described above, we may not exchange all of the common units that you validly tender for exchange.

If I own fewer than 100 common units and I tender all of my common units for exchange, will I be subject to proration?

        If you own beneficially or of record fewer than 100 common units in the aggregate, you validly tender all of these common units for exchange and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will exchange all of your common units without subjecting them to the proration procedure. See "The Offer—Proration."

Will I have to pay any fee or commission to exchange my common units?

        If you are the record owner of your common units and you exchange your common units in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your common units through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your common units for exchange on your behalf, they may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Until what time can I withdraw tendered common units?

        You can withdraw tendered common units at any time until the offer has expired and, if we have not agreed to accept your common units for exchange by the expiration time, you can withdraw them at any time after that time until we accept your common units for exchange. For a complete discussion on the procedures for withdrawing your common units, see "The Offer—Withdrawal Rights."

How do I withdraw tendered common units?

        To withdraw tendered common units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent, while you have the right to withdraw your common units. If you tendered common units for exchange by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your common units. For a complete discussion on the procedures for withdrawing your common units, see "The Offer—Withdrawal Rights."

When and how will I receive the shares of CVR Energy common stock for my tendered units?

        We will exchange the common units promptly after the expiration time, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in "The Offer—Conditions of the Offer."

        We do not expect, however, to announce the results of proration and begin exchanging for tendered common units until up to five business days after the expiration time.

        We will exchange your validly tendered and not properly withdrawn common units by depositing shares of CVR Energy common stock with the exchange agent, which will act as your agent for the purpose of receiving shares from CVR Energy and transmitting such shares to you. In all cases, exchange of tendered common units will be made only after timely receipt by the exchange agent of certificates for such common units (or of a confirmation of a book-entry transfer of such common units as described in "The Offer—Procedure for Tendering") and a properly completed and duly executed letter of transmittal and any other required documents for such common units.

Are dissenters' rights available in the offer?

        Dissenters' rights are the rights of unitholders, in certain cases, to receive "fair value" for their units, plus accrued interest, as determined by a statutorily prescribed process, which may include a judicial appraisal process. Dissenters' rights are not available in the offer. See "The Offer—Purpose of the Offer; Dissenters' Rights."

Why does the cover page to this prospectus/offer to exchange state that the offer is subject to change and that the registration statement filed with the SEC is not yet effective?

        We cannot accept for exchange any common units tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived. See "The Offer—Conditions of the Offer."

Where can I find more information on CVR Energy and CVR Refining?

        You can find more information about CVR Energy and CVR Refining from various sources described in the section captioned "Where You Can Find More Information."

Who can I talk to if I have questions about the offer?

        If you have any questions regarding the offer, please contact D.F. King & Co., Inc., the information agent for the offer, toll free at (866) 387-7321 and all other calls at 212-269-5550. Additional contact information for the information agent is set forth on the back cover of this prospectus/offer to exchange.

WHERE YOU CAN FIND MORE INFORMATION

        CVR Energy and CVR Refining file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information that CVR Energy and CVR Refining file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. CVR Energy's and CVR Refining's public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

        CVR Energy has filed a registration statement on Form S-4 to register with the SEC the offering, sale and exchange of CVR Energy common stock to be issued in the offer. This prospectus/offer to exchange is a part of that registration statement. In addition, CVR Energy has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, to furnish certain information about the offer. CVR Energy may also file amendments to the Schedule TO or the registration statement. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information that you can find in the registration statement or the Schedule TO or the exhibits thereto. For further information, reference is made to the registration statement, the Schedule TO and the exhibits thereto. You may obtain copies of the registration statement and the Schedule TO and any amendments thereto, by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

        The SEC allows CVR Energy to "incorporate by reference" information into this prospectus/offer to exchange. This means that CVR Energy can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus/offer to exchange, except for any information that is superseded by information that is included in a document subsequently filed with the SEC or that is included directly in this document. We incorporate by reference the documents listed below (other than any portion of any 8-K that is "furnished" under Items 2.02 or 7.01).

CVR Energy Filings	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, filed on February 26, 2018
Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2018, as filed on April 27, 2018
Current Reports on Form 8-K	Filed on March 23, 2018 (as amended on April 9, 2018) and May 2, 2018.
Proxy Statement on Schedule 14A	As filed on April 27, 2018

The description of CVR Energy's common stock set forth in the Registration Statement on Form S-1, dated September 26, 2006, including any amendment or report filed with the SEC for the purpose of updating that description.	As filed on September 26, 2006

CVR Refining Filings	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, as filed February 26, 2018
Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2018, as filed on April 27, 2018
Current Reports on Form 8-K	Filed on March 23, 2018 (as amended on April 9, 2018) and May 2, 2018

The description of CVR Refining's common units set forth in CVR Refining's Registration Statement on Form S-1 filed with the SEC on October 1, 2012, including any amendments or reports filed with the SEC for the purpose of updating such description	As filed on October 1, 2012

        CVR Energy hereby incorporates by reference additional documents that it or CVR Refining may file with the SEC between the date of this prospectus/offer to exchange and the expiration time (or the date that the offer is terminated). For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K shall not be deemed incorporated by reference herein or to otherwise form a part hereof.

        You may obtain any of the documents incorporated by reference upon request to the information agent at its address or telephone number set forth on the back cover of this prospectus/offer to exchange or from the SEC at the SEC's Internet website provided above.

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CVR ENERGY, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN                , 2018 TO RECEIVE THEM BEFORE THE EXPIRATION TIME. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO EXCHANGE YOUR COMMON UNITS. CVR ENERGY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCAHNGE IS DATED                , 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO UNITHOLDERS NOR THE ISSUANCE OF SHARES OF CVR ENERGY COMMON STOCK IN THE OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

 SUMMARY

        This summary highlights selected information from this prospectus/offer to exchange, and may not contain all of the information that is important to you. You should read this entire prospectus/offer to exchange carefully, as well as those additional documents incorporated by reference herein. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section captioned "Where You Can Find More Information."

The Companies

CVR Energy

        CVR Energy is a Delaware corporation with principal executive offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. The telephone number of CVR Energy's executive offices is (281) 207-3200. CVR Energy is a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in CVR Refining and CVR Partners, LP. As of the date of this prospectus/offer to exchange, Icahn Enterprises L.P. and its affiliates owned approximately 82.0% of the outstanding common stock of CVR Energy.

        CVR Energy may announce its results of operations for the three months and six months ended June 30, 2018 prior to the expiration time. Upon such announcement, you should carefully consider such results prior to deciding whether to exchange your common units.

CVR Refining

        CVR Refining is a Delaware limited partnership with principal executive offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. The telephone number of CVR Refining's executive offices is (281) 207-3200. CVR Refining is an independent petroleum refiner and marketer of high-value transportation fuels. CVR Refining is party to a services agreement pursuant to which it obtains certain management and other services from CVR Energy. As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units of CVR Refining.

        CVR Refining may announce its results of operations for the three months and six months ended June 30, 2018 prior to the expiration time. Upon such announcement, you should carefully consider such results prior to deciding whether to exchange your common units.

Organizational Structure and Related Ownership

Organizational Structure and Related Ownership

The Offer

        CVR Energy is offering to exchange up to 37,154,236 common units at an exchange ratio of one common unit for 0.6335 shares of CVR Energy common stock, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. You will not receive any fractional shares of CVR Energy common stock in the exchange or cash in lieu of fractional shares. All of your common units exchanged in the offer will be aggregated and you will be issued in respect of all such common units a number of shares of CVR Energy common stock based on the exchange ratio, rounded to the nearest whole number.

        On May 25, 2018, the last full trading day before the date of this prospectus/offer to exchange, the closing price of one share of CVR Energy common stock was $43.61 and the closing price of one common unit was $22.10. Based on the exchange ratio and these closing prices, the offer had a value of $27.63 per common unit, representing a 25% premium over the closing price of the common units on May 25, 2018.

        The value of the offer will change as the market prices of CVR Energy common stock and CVR Refining common units fluctuate during the offer period and thereafter, and may be different from the price set forth above at the time you receive your shares of CVR Energy common stock and thereafter. We encourage you to obtain current market quotations prior to making any decision with respect to the offer. See "Risk Factors" and "Comparative Market Price Data and Price Range of the Common Units."

Reasons for the Offer

        The purpose of the offer for CVR Energy is to increase its ownership in CVR Refining.

        As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units. Assuming the maximum number of 37,154,236 common units are properly tendered, and are exchanged in the offer, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will beneficially own approximately 95% of the outstanding common units of CVR Refining.

        If the minimum tender condition is satisfied, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold more than 80% of the outstanding common units of CVR Refining, which would permit the general partner and its affiliates to exercise the call right.

        CVR Energy's and Icahn Enterprises' interest in the offer may be different from those unitholders being asked to exchange their common units. If your common units are exchanged in the offer, you will cease to have any direct interest in CVR Refining with respect to such common units, and will not have the opportunity to directly participate in the future earnings or growth of CVR Refining, as a unitholder of CVR Refining, but you will participate indirectly in the performance of CVR Refining to the extent of your ownership of shares of CVR Energy common stock and its ownership of common units of CVR Refining.

        However, if you exchange your common units, you will participate directly in the performance of CVR Energy as a stockholder of CVR Energy, including any future premium that may be received by stockholders of CVR Energy in connection with a sale or other corporate transaction.

        You will also own shares of a corporation rather than common units in a master limited partnership. See "Certain U.S. Federal Income Tax Consequences" for more information on the tax treatment of owning and disposing of CVR Energy common stock received in the exchange.

Ownership of CVR Energy After the Offer

        Based on the exchange ratio for the offer, CVR Energy estimates that if the maximum 37,154,236 common units are exchanged pursuant to the offer, exchanging CVR Refining unitholders would own, in the aggregate, approximately 21.3% of the outstanding shares of CVR Energy common stock and if the minimum of 15,014,237 common units are exchanged pursuant to the offer, exchanging unitholders of CVR Refining would own, in the aggregate, approximately 9.9% of the outstanding shares of CVR Energy common stock after consummation of the exchange. For a detailed discussion of the assumptions on which this estimate is based, see "The Offer—Ownership of CVR Energy After the Offer."

Ownership of CVR Refining After the Offer

        Assuming the maximum number of 37,154,236 common units are validly tendered and exchanged by CVR Energy, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold approximately 95% of the outstanding common units of CVR Refining. The offer is conditioned upon, among other things, a sufficient number of common units of CVR Refining having been validly tendered and not properly withdrawn such that, following consummation of the exchange, the general partner and entities affiliated with the general partner will own more than 80% of the common units of CVR Refining.

        Pursuant to the partnership agreement of CVR Refining, once the general partner of CVR Refining and its affiliates (which affiliates include CVR Energy and affiliates of Icahn Enterprises L.P.) own more than 80% of the common units of CVR Refining, the general partner and its affiliates will have the right, but not the obligation, to purchase all, but not less than all, of the common units of

CVR Refining held by unaffiliated unitholders of CVR Refining at a price not less than their then-current market price, as calculated pursuant to the terms of the partnership agreement.

        Accordingly, the general partner and its affiliates will be entitled to exercise this call right after the consummation of the exchange. Pursuant to the partnership agreement, the general partner is not obligated to obtain a fairness opinion regarding the value of the common units of CVR Refining to be repurchased by it upon exercise of the call right. Pursuant to the partnership agreement, the general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise the call right. The general partner and its affiliates (including CVR Energy and Icahn Enterprises and its affiliates) have no current plans to exercise the call right at this time or upon the consummation of the exchange. However, there can be no assurance that the general partner and its affiliates will not exercise the call right in the future.

Conditions of the Offer

        CVR Energy's obligation to exchange shares of CVR Energy common stock for CVR Refining common units pursuant to the offer is subject to several conditions referred to below under "The Offer—Conditions of the Offer," including the registration statement condition, the stockholder approval condition, the minimum tender condition and the listing condition.

Expiration Time of the Offer

        The offer is scheduled to expire at 5:00 p.m., New York City time, on            , 2018, unless extended by CVR Energy. For more information, you should read the discussion below under the caption "The Offer—Extension, Termination and Amendment."

Extension, Termination and Amendment

        To the extent legally permissible, CVR Energy reserves the right, in its sole discretion, at any time or from time to time:

  •
  to extend, for any reason, the period of time during which the offer is open;

  •
  to delay acceptance for exchange of, or exchange of, any common units pursuant to the offer in order to comply in whole or in part with applicable law;

  •
  to terminate the offer and not accept or exchange any common units not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration time; and

  •
  to waive any condition or otherwise amend the offer in any respect.

        In addition, even if CVR Energy has accepted for exchange, but not exchanged, common units in the offer, it may terminate the offer and not exchange common units that were previously tendered for exchange if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer. However, CVR Energy may not assert a non-regulatory condition after the expiration time.

Procedure for Tendering Units for Exchange

        The procedure for tendering common units varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your common units in book-entry form. CVR Energy urges you to read the section captioned "The Offer—Procedure for Tendering" as well as the accompanying letter of transmittal.

Withdrawal Rights

        You can withdraw tendered common units at any time until the offer has expired and, if CVR Energy has not agreed to accept your common units for exchange by the expiration time, you can withdraw them at any time after that time until it accepts common units for exchange.

Exchange of CVR Refining Common Units; Delivery of Shares of CVR Energy Common Stock

        Upon the terms and subject to the conditions of the offer, CVR Energy will accept for exchange up to 37,154,236 common units validly tendered and not properly withdrawn promptly after the expiration time.

No Fractional Shares of CVR Energy Common Stock

        You will not receive any fractional shares of CVR Energy common stock in the exchange or cash in lieu of fractional shares. All of your common units exchanged in the offer will be aggregated and you will be issued in respect of all such common units a number of shares of CVR Energy common stock based on the exchange ratio, rounded to the nearest whole number.

Regulatory Approvals

        If you participate in the offer, you may have a filing or other obligation pursuant to Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). By participating in the offer, you agree to comply with the HSR Act and observe all applicable waiting periods prior the consummation of the exchange with respect to your common units tendered in the offer.

        CVR Energy's obligation to consummate the exchange is subject to specified conditions, including the registration statement condition and the stockholder approval condition, which are more fully described in the section captioned "The Offer—Conditions of the Offer."

Comparison of Holders' Rights

        You will receive shares of CVR Energy common stock if you exchange your common units in the offer. There are a number of differences between the rights of a unitholder of CVR Refining and the rights of a stockholder of CVR Energy. CVR Energy urges you to review the discussion in the section captioned "Comparison of Holders' Rights."

Risk Factors

        CVR Energy's business and the offer are subject to several risks. In deciding whether to exchange your common units pursuant to the offer, you should carefully read and consider the risk factors contained in the section captioned "Risk Factors" in this prospectus/offer to exchange and in the documents incorporated by reference herein.

 RECENT DEVELOPMENTS

        On May 28, 2018, the board of directors of CVR Energy declared a second quarter 2018 cash dividend of 75 cents per share. The dividend, as declared by the board of directors of CVR Energy, will be paid on August 13, 2018, to stockholders of record on August 6, 2018.

 FORWARD-LOOKING STATEMENTS

        This prospectus/offer to exchange contains and incorporates by reference certain "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," "seeks," "could" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe CVR Energy's or CVR Refining's objectives, plans or goals are forward-looking. These forward-looking statements are based on management's current intent, belief, expectations, estimates and projections regarding CVR Energy, CVR Refining and its industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed in the documents incorporated by reference herein. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Readers of this prospectus/offer to exchange, including the information incorporated by reference herein, are cautioned not to place undue reliance on forward-looking statements. While CVR Energy believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus/offer to exchange and the documents incorporated by reference herein.

RISK FACTORS

        Before making any decision regarding the offer, CVR Refining unitholders should read and consider the risk factors relating to the offer below and the risk factors included in the documents incorporated by reference herein, including risk factors that are described in Part I, Item 1A of CVR Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and CVR Refining's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. See "Where You Can Find More Information" for the location of information incorporated by reference in this document.

         The exchange ratio for the offer is fixed and will not be adjusted. Because the market price of shares of CVR Energy common stock and CVR Refining common units may fluctuate, CVR Refining unitholders cannot be sure of the market value of the shares of CVR Energy common stock that they will receive in the offer.

        Subject to the terms and conditions of the offer, each outstanding common unit that is accepted for exchange pursuant to the offer will be exchanged for 0.6335 shares of CVR Energy common stock. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of CVR Energy common stock or CVR Refining common units. If the price of CVR Energy common stock declines (which may occur as a result of a number of reasons (many of which are outside of CVR Energy's control)), CVR Refining unitholders will receive less value for their common units in the offer than the value calculated pursuant to the exchange ratio prior to the expiration time. Because the offer may not be completed until specified conditions have been satisfied or waived (please see "The Offer—Conditions of the Offer"), a significant period of time may pass between the initial filing of the registration statement and Schedule TO and the time that CVR Energy accepts common units for exchange. Therefore, at the time you exchange your common units pursuant to the offer, you will not know the exact market value of the shares of CVR Energy common stock that will be issued to you if CVR Energy accepts your common units for exchange. CVR Refining unitholders are urged to obtain current market quotations for CVR Energy and CVR Refining common units when they consider whether to exchange their common units pursuant to the offer. See "Comparative Market Price Data and Price Range of the Common Units."

         The market price of CVR Energy common stock may decline as a result of the offer.

        The market price of CVR Energy's common stock may decline as a result of the offer. CVR Energy may issue up to 37,154,236 shares of CVR Energy common stock pursuant to the offer. The increase in the number of shares of CVR Energy common stock outstanding may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, CVR Energy common stock. The current premium offered as part of the exchange ratio may also adversely affect the market price of CVR Energy common stock.

         CVR Energy will determine, in its reasonable discretion, whether or not the conditions to the offer have been satisfied, and the conditions to the offer are for CVR Energy's sole benefit.

        The satisfaction of any of the conditions to the offer will be determined by CVR Energy in its reasonable discretion. These conditions are for the sole benefit of CVR Energy and its affiliates and may be asserted by CVR Energy in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by CVR Energy in its reasonable discretion in whole or in part at any time or from time to time before the expiration time, although all conditions to the offer must be satisfied or waived prior to the expiration time. CVR Energy may terminate the offer if any of the conditions to the offer are not satisfied prior to the expiration time, as determined by CVR Energy in its reasonable discretion. CVR Energy also may amend the terms and conditions of the offer. See "The Offer—Conditions of the Offer."

         Upon your receipt of shares of CVR Energy common stock in the exchange, you will become a stockholder in CVR Energy, which may change some of the rights and privileges you have as a unitholder of CVR Refining.

        CVR Energy is a Delaware corporation governed by the Delaware General Corporation Law, or the "DGCL," and by its certificate of incorporation and bylaws. CVR Refining is a Delaware limited partnership governed by the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act") and by its amended and restated limited partnership agreement. Upon your receipt of shares of CVR Energy common stock in the exchange, you will become a stockholder in CVR Energy, which may adversely affect some of the rights and privileges you had as a unitholder of CVR Refining. For a detailed discussion of the rights of CVR Energy stockholders compared to the rights of CVR Refining unitholders, see the section captioned "Comparison of Holders' Rights."

         The exchange is expected to be a taxable transaction for U.S. federal income tax purposes, and the resulting tax liability, if any, will depend in part on the individual circumstances of each holder of the common units.

        Although holders of common units will receive no cash consideration in the exchange, the exchange will be treated as a taxable transaction for U.S. federal income tax purposes. As a result, a U.S. Holder (as defined in "Certain U.S. Federal Income Tax Consequences") of the common units will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such U.S. Holder's amount realized (which will include both the fair market value of the shares of CVR Energy common stock received and such U.S. Holder's share of CVR Refining's nonrecourse liabilities immediately prior to the exchange) and such U.S. Holder's adjusted tax basis in common units. The amount of gain or loss and the character of any such gain or loss recognized by each such holder of common units in the exchange will depend on a number of factors, including the fair market value of CVR Energy common stock on the date of the consummation of the exchange, the allocation of CVR Refining's nonrecourse liabilities among its partners immediately prior to the consummation of the exchange, a U.S. Holder's adjusted tax basis in its common units exchanged, the amount of any gain recharacterized as ordinary by reason of being an "unrealized receivable" of CVR Refining, and the amount of suspended passive losses that may be available to a U.S. Holder to offset a portion of the gain recognized by such holder. As the value of any CVR Energy common stock received in the exchange will not be known until the effective time of the exchange, a U.S. Holder of the common units will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because any prior distributions by CVR Refining received by a U.S. Holder that exceed such holder's allocable share of CVR Refining's net taxable income and gain will have decreased such holder's adjusted tax basis in its common units, the amount, if any, of such prior excess distributions will, in effect, be currently taxable to a U.S. Holder in the year of the consummation of the exchange if the aggregate value of the consideration received in the exchange (including any deemed relief from such U.S. Holder's share of CVR Refining's nonrecourse liabilities) is greater than such holder's adjusted tax basis in its common units. The result described in the preceding sentence would result even if the aggregate value of the consideration received in the exchange is less than a U.S. Holder's original cost basis in its common units. Furthermore, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to "unrealized receivables" of CVR Refining, including depreciation recapture and depletion recovery, or to "inventory items" owned by CVR Refining and its subsidiaries. For a more complete discussion of U.S. federal income tax consequences of the exchange, see "Certain U.S. Federal Income Tax Consequences."

         Holders of common units will be required to report and pay U.S. federal income tax on the exchange for the holder's taxable year that includes the date of the exchange, even though a holder will receive no cash consideration with which to pay any potential U.S. federal income tax liability resulting from the exchange.

        Holders of common units will receive no cash consideration in the exchange; however, the receipt of the CVR Energy common stock in exchange for common units in the offer will be treated as a taxable sale by such U.S. Holders of such common units for U.S. federal income tax purposes, and will be required to report and pay U.S. federal income tax on any income and gain realized in such holder's taxable year which includes the date of the exchange. The amount of gain or loss and the character of any such gain or loss recognized by each such holder of common units in the offer will vary depending on such holder's particular situation, including the fair market value of the CVR Energy common stock received by such holder in the exchange, the adjusted tax basis of the common units exchanged by such holder in the exchange, the amount of any gain recharacterized as ordinary by reason of being an "unrealized receivable" or "inventory item," and the amount of any suspended passive losses that may be available to such holder to offset a portion of the gain recognized by such holder.

         The U.S. federal income tax treatment of owning and disposing of CVR Energy common stock received in the exchange will be different than the U.S. federal income tax treatment of owning and disposing of common units.

        CVR Refining is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each holder of common units is required to take into account its distributive share of CVR Refining's items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by CVR Refining to such holder. A pro rata distribution of cash by CVR Refining to a U.S. Holder of common units is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the holder's adjusted tax basis in its common units. In contrast, CVR Energy is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income at the corporate level. Additionally, any distribution of cash by CVR Energy to a U.S. Holder of CVR Energy common stock will generally be included in such holder's income as ordinary dividend income to the extent of CVR Energy's current or accumulated "earnings and profits," as determined under U.S. federal income tax principles, then as a non-taxable return of capital, reducing the adjusted tax basis in the holder's CVR Energy common stock and, to the extent the cash distribution exceeds the holder's adjusted tax basis, as capital gain from the sale or exchange of such CVR Energy common stock. See "Certain U.S. Federal Income Tax Consequences."

 COMPARATIVE MARKET PRICE DATA AND PRICE RANGE OF THE COMMON UNITS

        Shares of CVR Energy common stock are listed on the New York Stock Exchange under the symbol "CVI." Common units of CVR Refining are listed on the New York Stock Exchange under the symbol "CVRR."

        As reported on the New York Stock Exchange, the following table sets forth the closing prices per share/unit of shares of CVR Energy common stock and CVR Refining common units, respectively, on May 25, 2018, the last full trading day before the date of this prospectus/offer to exchange. The table below illustrates the number of shares and per share value of CVR Energy common stock you would receive based on these closing prices and the exchange ratio for the offer.

	CVR Energy Common Stock	CVR Refining common unit	Shares of CVR Energy Common Stock to be Received	Per Unit Value of CVR Energy Common Stock to be Received
May 25, 2018	$43.61	$22.10	0.6335	$27.63

        The value of the offer will change as the market prices of CVR Energy common stock and CVR Refining common units fluctuate during the offer period and thereafter, and may therefore be different from the price set forth above at the time you receive your shares of CVR Energy common stock and thereafter. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

        The following table sets forth the high and low sales prices per common unit of CVR Refining on the New York Stock Exchange for the periods indicated. As of the date of this prospectus/offer to exchange, there were 147,600,000 common units of CVR Refining outstanding.

	High	Low
Fiscal 2016
First Quarter	$20.25	$10.17
Second Quarter	13.25	7.33
Third Quarter	11.25	5.50
Fourth Quarter	11.00	6.45
Fiscal 2017
First Quarter	$12.55	$9.03
Second Quarter	10.60	8.28
Third Quarter	10.10	6.70
Fourth Quarter	16.75	9.65
Fiscal 2018
First Quarter	$18.25	$11.65
Second Quarter (through May 25, 2018)	23.65	12.65

COMPARATIVE HISTORICAL PER SHARE OR UNIT DATA

        The tables set forth below show book value, cash dividends and net income per share or unit for CVR Energy and CVR Refining, respectively, for the three months ended March 31, 2018 and for the year ended December 31, 2017. The tables also set forth similar information reflecting the pro forma book value per share, cash dividends declared per share and earnings per share of CVR Energy as of such dates and for such periods giving effect to the consummation of the exchange and the declared dividend of CVR Energy for the second quarter of 2018 (the "declared dividend") on the basis of certain assumptions (referred to herein as the "pro forma" information). See the section captioned "Pro Forma Financial Data." There are no pro forma effects to the historical per unit data of CVR Refining as a result of the offer and the declared dividend.

        The pro forma information, while helpful in illustrating the financial impact of the offer, does not attempt to predict or suggest future results.

        You should read the information presented in the table below together with the historical financial statements of CVR Energy and the related notes and the historical financial statements of CVR Refining and the related notes which are all incorporated by reference herein. See "Where You Can Find More Information."

	Three months ended March 31, 2018	Year ended December 31, 2017
CVR Energy
Book value per share	$20.06	$19.63
Cash dividends declared per share	$0.50	$2.00
Earnings per share, basic and diluted	$0.76	$2.70
Pro forma data:
Book value per share	$18.09	N/A
Cash dividends declared per share	$0.50	$2.75
Earnings per share, basic and diluted	$0.80	$2.49

	Three months ended March 31, 2018	Year ended December 31, 2017
CVR Refining
Book value per share	$8.99	$8.45
Cash distributions declared per unit	$0.45	$0.94
Earnings per unit, basic and diluted	$0.99	$0.60

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVR ENERGY

        The selected consolidated financial information presented below under the captions "Statements of Operations Data" and "Cash Flow Data" for the years ended December 31, 2017, 2016 and 2015 and the selected consolidated financial information presented below under the caption "Balance Sheet Data" as of December 31, 2017 and 2016 has been derived CVR Energy's audited consolidated financial statements, which are incorporated by reference into this prospectus/offer to exchange. The selected consolidated financial information presented below under the captions "Statements of Operations Data" and "Cash Flow Data" for the years ended December 31, 2014 and 2013 and the selected consolidated financial information presented below under the caption "Balance Sheet Data" at December 31, 2015, 2014 and 2013 is derived from our audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to exchange. The selected consolidated financial information presented below under the captions "Statements of Operations Data" and "Cash Flow Data" for the three months ended March 31, 2018 and the selected consolidated financial information presented below under the caption "Balance Sheet Data" as of March 31, 2018 has been derived CVR Energy's unaudited consolidated financial statements, which are incorporated by reference into this prospectus/offer to exchange.

        The selected historical financial data below should be read in conjunction with CVR Energy's consolidated financial statements and their accompanying notes that are incorporated by reference into this prospectus/offer to exchange. See "Where You Can Find More Information."

	Three months ended March 31, 2018
		Year Ended December 31,
		2017	2016	2015	2014	2013
	(in millions, except per share data)
Statements of Operations Data
Net sales	$1,536.5	$5,988.4	$4,782.4	$5,432.5	$9,109.5	$8,985.8
Operating costs and expenses:
Cost of sales	1,419.3	5,685.7	4,573.8	4,931.5	8,729.2	8,158.5
Flood insurance recovery	—	—	—	(27.3)	—	—
Selling, general and administrative expenses(1)	23.9	114.2	109.1	99.0	109.7	113.5
Depreciation and amortization	2.8	10.7	8.6	7.7	6.3	3.3

Total operating costs and expenses	1,446.0	5,810.6	4,691.5	5,010.9	8,845.2	8,275.3

Operating income	90.5	177.8	90.9	421.6	264.3	710.5
Net income	103.6	216.9	8.9	297.8	309.4	522.0
Less: Net income (loss) attributable to noncontrolling interest	37.4	(17.5)	(15.8)	128.2	135.5	151.3

Net income attributable to CVR Energy stockholders	$66.2	$234.4	$24.7	$169.6	$173.9	$370.7
Basic and Diluted earnings per share	$0.76	$2.70	$0.28	$1.95	$2.00	$4.27
Dividends declared per share	$0.50	$2.00	$2.00	$2.00	$5.00	$14.25
Weighted-average common shares outstanding:
Basic and Diluted	86.8	86.8	86.8	86.8	86.8	86.8

	Three months ended March 31, 2018
		Year Ended December 31,
		2017	2016	2015	2014	2013
	(in millions)
Balance Sheet Data
Cash and cash equivalents	$420.0	$481.8	$735.8	$765.1	$753.7	$842.1
Working capital	624.8	550.5	749.6	789.0	1,031.3	1,228.5
Total assets	3,823.3	3,806.7	4,050.2	3,299.4	3,454.3	3,655.9
Total debt, including current portion	1,167.0	1,166.5	1,164.6	667.1	666.7	666.3
Total CVR stockholders' equity	941.6	918.8	858.1	984.1	988.1	1,188.6
Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$24.5	$166.9	$267.5	$536.8	$640.3	$440.1
Investing activities	(19.8)	(195.0)	(201.4)	(150.6)	(296.6)	(250.3)
Financing activities	(66.5)	(225.9)	(95.4)	(374.8)	(432.1)	(243.7)
Net increase (decrease) in cash and cash equivalents	$(61.8)	$(254.0)	$(29.3)	$11.4	$(88.4)	$(53.9)
Capital expenditures for property, plant and equipment	$20.0	$118.6	$132.7	$218.7	$218.4	$256.5

(1)
Amounts are shown exclusive of depreciation and amortization.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVR REFINING

        The selected consolidated financial information presented below under the captions "Statements of Operations Data" and "Cash Flow Data" for the years ended December 31, 2017, 2016 and 2015 and the selected consolidated financial information presented below under the caption "Balance Sheet Data" as of December 31, 2017 and 2016 has been derived from CVR Refining's audited consolidated financial statements, which are incorporated by reference into this prospectus/offer to exchange. The selected consolidated financial information presented below under the captions "Statements of Operations Data" and "Cash Flow Data" for the years ended December 31, 2014 and 2013, and the selected consolidated financial information presented below under the caption "Balance Sheet Data" at December 31, 2015, 2014 and 2013 is derived from CVR Refining's audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to exchange. The selected consolidated financial information presented below under the captions "Statements of Operations Data" and "Cash Flow Data" for the three months ended March 31, 2018 and the selected consolidated financial information presented below under the caption "Balance Sheet Data" as of March 31, 2018 has been derived CVR Refining's unaudited consolidated financial statements, which are incorporated by reference into this prospectus/offer to exchange.

        The selected historical financial data below should be read in conjunction with CVR Refining's consolidated financial statements and their accompanying notes that are incorporated by reference into this prospectus/offer to exchange. See "Where You Can Find More Information."

	Three months ended March 31, 2018
		Year Ended December 31,
		2017	2016	2015	2014	2013
	(in millions)
Statements of Operations Data
Net sales	$1,458.2	$5,664.2	$4,431.3	$5,161.9	$8,829.7	$8,683.5
Cost of sales	1,343.4	5,377.8	4,278.9	4,750.1	8,550.3	8,002.3
Flood insurance recovery	—	—	—	(27.3)	—	—
Selling, general and administrative expenses(1)	16.6	78.8	71.9	75.2	70.6	77.8
Depreciation and amortization	1.0	3.8	2.7	2.2	1.6	0.4

Total operating costs and expenses	1,361.0	5,460.4	4,353.5	4,800.2	8,622.5	8,080.5

Operating income	97.2	203.8	77.8	361.7	207.2	603.0
Net income	$146.7	$88.8	$15.3	$291.1	$358.7	$590.4
Net income per common unit—basic and diluted	$0.99	$0.60	$0.10	$1.97	$2.43	$3.47
Weighted average common units outstanding:
Basic and Diluted	147.6	147.6	147.6	147.6	147.6	147.6

	Three months ended March 31, 2018
		Year Ended December 31,
		2017	2016	2015	2014	2013
	(in millions)
Balance Sheet Data
Cash and cash equivalents	$106.9	$173.8	$314.1	$187.3	$370.2	$279.8
Working capital	317.1	217.5	313.7	297.5	503.6	656.0
Total assets	2,295.3	2,269.9	2,331.9	2,189.0	2,410.7	2,525.3
Total debt, including current portion	540.4	540.6	541.5	573.8	574.3	574.7
Total partners' capital/divisional equity	1,327.1	1,246.8	1,296.7	1,281.4	1,450.1	1,522.1
Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$15.9	$177.9	$267.8	$473.7	$715.8	$601.0
Investing activities	(15.9)	(176.1)	(107.9)	(194.7)	(191.2)	(204.4)
Financing activities	(66.9)	(142.1)	(33.1)	(461.9)	(434.2)	(269.9)
Net increase (decrease) in cash and cash equivalents	$(66.9)	$(140.3)	$126.8	$(182.9)	$90.4	$126.7
Capital expenditures for property, plant and equipment	$16.0	$99.7	$102.3	$194.7	$191.3	$204.5

(1)
Amounts are shown exclusive of depreciation and amortization, which amounts are presented separately below direct operating expenses and selling, general and administrative expenses.

 PRO FORMA FINANCIAL DATA

        The following unaudited pro forma financial information is provided in narrative form, as there a limited number of easily understood effects on the consolidated statements of operations of CVR Energy for the three months ended March 31, 2018 and year ended December 31, 2017 and the consolidated balance sheet of CVR Energy as of March 31, 2018. Certain assumptions have been made with respect to the pro forma adjustments identified. These assumptions are as follows:

  •
  The minimum number of 15,014,237 common units are exchanged for 9,511,519 million shares of CVR Energy common stock, resulting in CVR Energy and its affiliates owning approximately 80% of the outstanding common units of CVR Refining; and

  •
  The second quarter 2018 dividend declaration of $0.75 per share of CVR Energy common stock for a total of $72.3 million was declared and paid on the same day.

        For the three months ended March 31, 2018 and the year ended December 31, 2017, the pro forma effects assume the consummation of the exchange and the declared dividend occurred as of January 1, 2017. For the balance sheet as of March 31, 2018, the pro forma effects assume the consummation of the exchange and the declared dividend occurred on March 31, 2018.

        Pro forma adjustments summarized below give effect to pro forma events that are: (1) directly attributable to the offer and the dividend declaration; (2) factually supportable; and (3) expected to have a continuing impact on the consolidated results of CVR Energy. No pro forma effect has been identified for previously reporting financial information of CVR Refining since the number of common units outstanding is not changing as a result of the offer and declared dividend.

        The unaudited pro forma financial information for CVR Energy has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the consummation of the exchange and the declared dividend occurred on the dates indicated. Further, the unaudited pro forma financial information does not purport to project the future operating results or financial position of CVR Energy. The unaudited pro forma financial information have been developed from and should be read in conjunction with the consolidated financial statements and their accompanying notes that are incorporated by reference into this prospectus/offer to exchange. See the section captioned "Where You Can Find More Information."

Pro forma effects on consolidated statement of operations

        For CVR Energy, the pro forma effects on the consolidated statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 are as follows:

in millions, except per share amounts	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Net income, as reported	$103.6	$216.9
Adjustment to recognize additional tax expense due to decrease in amounts attributable to noncontrolling interest(1)	(4.5)	(3.6)
Pro forma net income	$99.1	$213.3
Less: pro forma net income (loss) attributable to noncontrolling interest due to increased ownership by CVR Energy and affiliates in CVR Refining	22.5	(26.6)
Pro forma net income attributable to CVR Energy stockholders	$76.6	$239.9
Weighted average common shares outstanding—basic and diluted, as reported	86.8	86.8
Adjustment for additional common shares issued in exchange with CVR Refining unitholders	9.5	9.5
Pro forma weighted average common shares outstanding—basic and diluted	96.3	96.3
Basic and diluted earnings per share, as reported	$0.76	$2.70
Pro forma basic and diluted earnings per share	$0.80	$2.49

(1)
Assumes 15,014,237 million common units are exchanged resulting in approximately 80% ownership of CVR Refining by CVR Energy and its affiliates.

(2)
Assumes dividend of $0.75 per share was declared and paid on January 1, 2017.

        For every two million common units exchanged above the amount required for the minimum tender condition, the following pro forma impacts could result:

in millions, except per share amounts	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Pro forma net income	$(0.5)	$(0.6)
Pro forma net income attributable to CVR Energy stockholders	1.5	0.6
Pro forma basic and diluted earnings per share	0.02	0.01

Pro forma effects on consolidated balance sheet

        In connection with the change in ownership of CVR Refining to 80% on a pro forma basis, certain adjustments to CVR Energy's equity and deferred tax liability balances have been reflected in the table below pursuant to ASC 810 for transactions between entities under common control. The reduction to noncontrolling ownership of CVR Refining will have the pro forma effect of reducing noncontrolling interest as reported in CVR Energy's consolidated balance sheet at March 31, 2018 by $135.0 million. A corresponding increase of $135.0 million has been reflected for pro forma purposes and is comprised of an increase to paid-in-capital and total CVR Energy stockholders' equity of $207.9 million and a reduction of $72.9 million in deferred income tax liability associated with the CVR Energy's change in ownership of CVR Refining.

        Reflecting the balance sheet adjustments described above and the cash dividend of $0.75 per share totaling $72.3 million as if it was declared and paid on March 31, 2018, a summary of pro forma financial information as of March 31, 2018 is as follows:

in millions	As Reported	Pro Forma
Cash	$420.0	$347.7
Deferred income taxes	386.7	313.6
Total CVR stockholders' equity	941.6	1,077.3
Noncontrolling interest	800.0	665.0
Total equity	1,741.6	1,742.3

THE OFFER

General

        CVR Energy is offering to exchange up to 37,154,236 CVR Refining common units at an exchange ratio of one common unit for 0.6335 shares of CVR Energy common stock, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal.You will not receive any fractional shares of CVR Energy common stock in the exchange or cash in lieu of fractional shares. All of your common units exchanged in the offer will be aggregated and you will be issued in respect of all such common units a number of shares of CVR Energy common stock based on the exchange ratio, rounded to the nearest whole number.

        CVR Energy's obligation to exchange shares of CVR Energy common stock for CVR Refining common units pursuant to the offer is subject to several conditions referred to below under "Conditions of the Offer," including the registration statement condition, the stockholder approval condition, the minimum tender condition and the listing condition.

Background of the Offer

        On May 17, 2018 representatives of Icahn Enterprises L.P. contacted representatives of CVR Energy and discussed preliminarily the merits of CVR Energy possibly conducting an exchange offer for the common units.

        On May 24, 2018, the board of directors of CVR Energy met and discussed the terms of the contemplated offer.

        On May 28, 2018, the board of directors of CVR Energy approved the offer.

        On May 29, 2018, CVR Energy filed the registration statement and the Schedule TO.

Reasons for the Offer

        The purpose of the offer for CVR Energy is to increase its ownership of CVR Refining. As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units of CVR Refining. Assuming the maximum number of 37,154,236 common units are properly tendered and exchanged by CVR Energy, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold 95% of the outstanding common units of CVR Refining. The offer is conditioned upon, among other things, a sufficient number of common units of CVR Refining having been properly tendered and not validly withdrawn such that, following consummation of the exchange, the general partner and entities affiliated with the general partner will own more than 80% of the common units of CVR Refining.

        Pursuant to the partnership agreement of CVR Refining, once the general partner and its affiliates own more than 80% of the common units of CVR Refining, the general partner and its affiliates will have the right, but not the obligation, to purchase all, but not less than all, of the common units of CVR Refining held by unaffiliated unitholders of CVR Refining at a price not less than their then-current market price, as calculated pursuant to the terms of the partnership agreement.

        Accordingly, the general partner and its affiliates will be entitled to exercise this call right after the consummation of the exchange. Pursuant to the partnership agreement, the general partner is not obligated to obtain a fairness opinion regarding the value of the common units of CVR Refining to be repurchased by it upon exercise of the call right. Pursuant to the partnership agreement, the general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise the call right. The general partner and its affiliates (including CVR Energy and Icahn Enterprises and its affiliates) have no current plans to exercise the call right at this time or upon the consummation of the exchange. However, there can be no assurance that the general partner and its affiliates will not exercise the call right in the future.

Expiration Time of the Offer

        The offer is scheduled to expire at 5:00 p.m., New York City time, on                        , 2018, unless extended by CVR Energy. For more information, you should read the discussion below under the caption "The Offer—Extension, Termination and Amendment."

Extension, Termination and Amendment

        Subject to the applicable rules and regulations of the SEC and the terms and conditions of the offer, CVR Energy expressly reserves the right, in its sole discretion, at any time or from time to time, to extend, for any reason, the period of time during which the offer remains open, and CVR Energy can do so by giving oral or written notice of such extension to the exchange agent. If CVR Energy decides to extend the offer, CVR Energy will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. CVR Energy is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived. During any such extension, all common units previously tendered for exchange and not withdrawn will remain subject to the offer, subject to your right to withdraw your common units. You should read the discussion under "The Offer—Withdrawal Rights" for more details.

        To the extent legally permissible, CVR Energy also reserves the right, in its sole discretion, at any time or from time to time:

  •
  to delay acceptance for exchange of, or exchange of, any common units pursuant to the offer in order to comply in whole or in part with applicable law;

  •
  to terminate the offer and not accept or exchange any common units not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration time; and

  •
  to waive any condition or otherwise amend the offer in any respect.

        In addition, even if CVR Energy has accepted for exchange, but not exchanged, common units in the offer, it may terminate the offer and not exchange common units that were previously tendered for exchange if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer. However, CVR Energy may not assert a non-regulatory condition after the expiration of the offer.

        CVR Energy will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. Subject to applicable law and without limiting the manner in which CVR Energy may choose to make any public announcement, CVR Energy assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

        CVR Energy acknowledges that Rule 14e-1(c) under the Exchange Act requires CVR Energy to pay the consideration offered in the offer or to return the common units tendered for exchange in the offer promptly after the termination or withdrawal of the offer.

        CVR Energy confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act and will comply with the provisions of Rule 14d-4(b) and (d) under the Exchange Act in disseminating information about the material change to CVR Refining unitholders. If, prior to the expiration time, CVR Energy changes the percentage of common units being sought or the consideration offered to you, that change will apply to all holders whose common units are accepted for exchange pursuant to the offer, regardless of whether the common units were tendered for exchange before or after the change. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, CVR Energy will extend the offer until the expiration of that ten-business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Because the offer is for less than all of the outstanding CVR Refining common units, Rule 14d-11 under the Exchange Act does not permit CVR Energy to provide a subsequent offering period after the expiration of the offer.

Exchange of CVR Refining Common Units; Delivery of CVR Energy Common Stock

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), CVR Energy will accept for exchange, and will exchange, up to 37,154,236 common units validly tendered and not properly withdrawn promptly after the expiration time. In addition, subject to applicable rules and regulations of the SEC, CVR Energy expressly reserves the right to delay acceptance for exchange of, or the exchange of, common units in order to comply with any applicable law. In all cases, exchange of common units tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those common units (or a confirmation of a book-entry transfer of those common units in the exchange agent's account at The Depository Trust Company, referred to as "DTC"), a properly completed and duly executed letter of transmittal and any other required documents.

        For purposes of the offer, CVR Energy will be deemed to have accepted for exchange common units validly tendered and not properly withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those common units pursuant to the offer. The exchange agent will deliver CVR Energy common stock in exchange for common units pursuant to the offer promptly after receipt of such notice. The exchange agent will act as your agent for the purpose of receiving CVR Energy common stock and transmitting such shares to you.

        If CVR Energy does not accept any tendered common units for exchange pursuant to the terms and conditions of the offer for any reason (including common units not accepted because of proration), or if certificates are submitted for more common units than are tendered, CVR Energy will return certificates for such unexchanged common units without expense to the tendering unitholder or, in the case of common units tendered by book-entry transfer of such common units into the exchange agent's account at DTC pursuant to the procedures set forth below in the section entitled "The Offer—Procedure for Tendering," those common units will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

        CVR Energy reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the common units tendered pursuant to the offer, but any such transfer or assignment will not relieve CVR Energy of its obligations under the offer or prejudice the rights of tendering unitholders to exchange common units validly tendered and accepted for exchange pursuant to the offer.

No Fractional Shares of CVR Energy Common Stock

        You will not receive any fractional shares of CVR Energy common stock in the exchange or cash in lieu of fractional shares. All of your common units exchanged in the offer will be aggregated and you will be issued in respect of all such common units a number of shares of CVR Energy common stock based on the exchange ratio, rounded to the nearest whole number.

Proration

        If more than the maximum of 37,154,236 common units are validly tendered for exchange and not properly withdrawn before the expiration time, CVR Energy will, upon the terms and subject to the conditions of the offer, accept common units for exchange on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 common units), which we will exchange on a priority basis set forth below:

  •
  first, upon the terms and subject to the conditions of the offer, we will exchange all common units validly tendered for exchange and not properly withdrawn by any odd lot holder who:

  •
  validly tenders for exchange and does not properly withdraw all common units owned beneficially of record by such holder (tenders for exchange of less than all of the common units owned by such holder will not qualify for this priority); and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

    and;

  •
  second, we will exchange all other common units validly tendered for exchange on a pro rata basis with appropriate adjustments to avoid exchange of fractional common units, as described below.

        Because of the "odd lot" priority and proration provisions described above, CVR Energy may not exchange all of the common units validly tendered and not properly withdrawn.

        To qualify for this preference, an Odd Lot Holder must properly tender for exchange all common units owned by the Odd Lot Holder in accordance with the procedures described in "The Offer—Procedures for Tendering." Odd Lots will be accepted for exchange before any proration of the exchange of other tendered common units. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more common units, even if these holders have separate accounts or certificates representing fewer than 100 common units. By tendering for exchange in the offer, an Odd Lot Holder who holds common units in its name and tenders for exchange its common units directly to the Exchange Agent would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in an exchange of the holder's common units. Any Odd Lot Holder wishing to tender all of its common units for exchange pursuant to the offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        If proration of tendered common units is required, CVR Energy will determine the proration factor promptly following the expiration time. Proration for each unitholder, other than odd lot holders, will be based on the ratio of the number of common units validly tendered and not properly withdrawn by such unitholder to the total number of common units validly tendered and not properly withdrawn by all unitholders, other than odd lot holders. Because of the difficulty in determining the number of common units validly tendered, including common units tendered by guaranteed delivery procedures as described below, and not properly withdrawn, CVR Energy does not expect that it will be able to announce the final proration factor until five business days after the expiration time. The preliminary results of any proration will be announced by press release promptly after the expiration time. CVR Refining unitholders may obtain preliminary proration information from the information agent or exchange agent for the offer and may be able to obtain this information from their brokers.

Procedure for Tendering

        For you to validly tender common units pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, and certificates for tendered common units must be received by the exchange agent at such address or those common units must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a "book-entry confirmation," must be received), in each case, before the expiration time, or (b) you must comply with the guaranteed delivery procedures set forth below under "The Offer—Guaranteed Delivery."

        The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the CVR Refining common units that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that CVR Energy may enforce that agreement against such participant.

        The exchange agent has established accounts with respect to the common units at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of common units by causing DTC to transfer such shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of common units may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent's message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the expiration time, or the guaranteed delivery procedures described below must be followed. CVR Energy cannot assure you that book-entry delivery of common units will be available. If book-entry delivery is not available, you must tender common units by means of delivery of unit certificates or pursuant to the guaranteed delivery procedures set forth below under "The Offer—Guaranteed Delivery."

        Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which common units are tendered by a registered holder of common units who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (2) if common units are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an "eligible institution"). Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

        If the certificates for common units are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged common units are to be issued, to a person other than the registered holder(s), the certificates for the units must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

        In all cases, CVR Energy will exchange common units tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for common units (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent's message in connection with a book-entry transfer) and any other required documents.

        By executing a letter of transmittal as set forth above, you irrevocably appoint CVR Energy's designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your common units tendered and accepted for exchange by CVR Energy and with respect to any and all other common units and other securities issued or issuable in respect of such common units on or after the expiration time. That appointment is effective, and voting rights will be affected, when and only to the extent that CVR Energy deposits with the exchange agent the shares of its common stock in consideration for the common units that you have tendered. All such proxies will be considered coupled with an interest in the tendered common units and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). CVR Energy's designees will, with respect to the common units for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of CVR Refining's unitholders or otherwise. CVR Energy reserves the right to require that, in order for common units to be deemed validly tendered, immediately upon the exchange of those shares, CVR Energy must be able to exercise full voting rights with respect to those common units.

        THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, CVR ENERGY RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING BY PROVIDING A PROPERLY COMPLETED IRS FORM W-9 (IN THE CASE OF U.S. HOLDERS) OR THE APPROPRIATE IRS FORM W-8 (IN THE CASE OF NON-U.S. HOLDERS). ANY AMOUNT WITHHELD UNDER THE U.S. BACKUP WITHHOLDING RULES IS NOT AN ADDITIONAL TAX AND WILL GENERALLY BE ALLOWED AS A REFUND OR CREDIT AGAINST A HOLDER'S U.S. FEDERAL INCOME TAX LIABILITY PROVIDED THAT THE REQUIRED INFORMATION IS TIMELY FURNISHED TO THE IRS.

Guaranteed Delivery

        If you wish to exchange common units pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration time or complete the procedure for book-entry transfer on a timely basis, your common units may nevertheless be tendered, as long as all of the following conditions are satisfied:

  •
  you make your tender by or through an eligible institution;

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by CVR Energy, is received by the exchange agent as provided below prior to the expiration date; and

  •
  the certificates for all tendered common units (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal, are received by the exchange agent within two trading days after the date of execution of such notice of guaranteed delivery

        You may deliver the notice of guaranteed delivery by hand, overnight courier, facsimile transmission or mail to the exchange agent. The notice must include a guarantee by an eligible institution in the form set forth in the notice.

        The tender of common units pursuant to any of the procedures described above will constitute a binding agreement between CVR Energy and you upon the terms and subject to the conditions of the offer.

Matters Concerning Validity and Eligibility

        CVR Energy will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of common units, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. CVR Energy reserves the absolute right to reject any and all tenders of common units that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. CVR Energy also reserves the absolute right to waive any defect or irregularity in the tender of any common units. No tender of common units will be deemed to have been validly made until all defects and irregularities in tenders of common units have been cured or waived. None of CVR Energy, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any common units or will incur any liability for failure to give any such notification. CVR Energy's interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

        IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING YOUR COMMON UNITS, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE.

Withdrawal Rights

        You can withdraw tendered common units at any time until the offer has expired and, if CVR Energy has not agreed to accept your shares for exchange by the expiration time, you can withdraw them at any time after that date until it accepts common units for exchange. If CVR Energy elects to extend the offer, is delayed in its acceptance for exchange of common units or is unable to accept common units for exchange pursuant to the offer for any reason, then, without prejudice to CVR Energy's rights under the offer, the exchange agent may, on behalf of CVR Energy, retain tendered common units, and such common units may not be withdrawn except to the extent that tendering unitholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the offer to the extent required by law. Please see the section of this prospectus/offer to exchange entitled "The Offer—Extension, Termination and Amendment."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the common units to be withdrawn, the number of common units to be withdrawn and the name of the registered holder of such common units, if different from that of the person who tendered such common units. If certificates evidencing common units to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such common units have been tendered by or for the account of an eligible institution, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution. If common units have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange entitled "The Offer—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn common units.

        Withdrawals of common units may not be rescinded. Any common units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn common units may be re-tendered at any time prior to the expiration time by following one of the procedures discussed under the sections entitled "The Offer—Procedure for Tendering" or "The Offer—Guaranteed Delivery."

        CVR Energy will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding to the fullest extent permitted by law. None of CVR Energy, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Announcement of Results of the Offer

        CVR Energy will announce by press release the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether CVR Energy will accept the tendered common units for exchange, promptly after expiration time, except as otherwise provided above under "Proration."

Ownership of CVR Energy After the Offer

        Based on the exchange ratio for the offer, CVR Energy estimates that if the maximum 37,154,236 common units are exchanged pursuant to the offer, exchanging CVR Refining unitholders would own, in the aggregate, approximately 21.3% of the outstanding shares of CVR Energy common stock and if the minimum 15,014,237 common units are exchanged pursuant to the offer, exchanging CVR Refining unitholders would own, in the aggregate, approximately 9.9% of the outstanding shares of CVR Energy common stock after the consummation of the exchange.

        This is based on 86,831,050 shares of CVR Energy common stock outstanding as of the date of this prospectus/offer to exchange.

Certain U.S. Federal Income Tax Considerations

        The following is a discussion of the material U.S. federal income tax consequences of the exchange that are applicable to U.S. Holders (as defined below) of the exchange and of acquiring, owning and disposing of shares of CVR Energy common stock received in the exchange. This discussion is limited to U.S. Holders of common units that hold their common units, and will hold their shares of CVR Energy common stock received in the exchange, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the Internal Revenue Code of 1986, as amended ("Code"), as well as Treasury regulations (including temporary and proposed regulations), current administrative rulings and judicial decisions thereunder, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service ("IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        The discussion below does not purport to be a complete discussion of all U.S. federal income tax consequences of participating in the offer, and does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

  •
  persons other than U.S. Holders;

  •
  holders who hold common units or will hold CVR Energy stock in individual retirement accounts;

  •
  banks, other financial institutions or insurance companies;

  •
  real estate investment trusts, regulated investment companies (including mutual funds) or other financial conduits;

  •
  dealers and brokers in stocks and securities or currencies;

  •
  traders in securities that use a mark-to-market method of tax accounting;

  •
  tax-exempt entities;

  •
  certain former citizens or long-term residents of the United States;

  •
  persons that hold common units or will hold CVR Energy common stock as part of a hedge, straddle, appreciated financial position, conversion or other "synthetic security" or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

  •
  persons whose "functional currency" is not the U.S. dollar; or

  •
  persons who do not hold common units or will not hold CVR Energy common stock as a capital asset for U.S. federal income tax purposes.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds common units or will hold CVR Energy common stock, the tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership should consult its own tax advisor as to the consequences of the offer to such partner and such partnership.

        This discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or any under U.S. federal laws other than those pertaining to income taxes. This discussion does not address any tax consequences to a holder of common units who does not participate in the offer, including the effects of recent tax reform on partners in partnerships or the exercise of the call right in the future.

        For purposes of this discussion, a U.S. Holder is a beneficial owner of common units or CVR Energy common stock that is for U.S. federal income tax purposes:

  (i)
  an individual citizen or resident alien of the United States;

  (ii)
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  (iv)
  a trust if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) the trust has properly elected under applicable Treasury regulations to be treated as a U.S. person.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CVR ENERGY COMMON STOCK RECEIVED IN THE EXCHANGE. EACH HOLDER OF CVR REFINING COMMON UNITS IS STRONGLY URGED

TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF PARTICIPATING (OR NOT) IN THE OFFER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CVR ENERGY COMMON STOCK RECEIVED IN THE EXCHANGE, IN ITS OWN PARTICULAR CIRCUMSTANCES.

  Assumptions Related to the U.S. Federal Income Tax Treatment of the Offer

        The discussion below assumes that CVR Refining will be classified as a partnership for U.S. federal income tax purposes at the time of the offer. Following the offer, a U.S. Holder of common units that receives CVR Energy common stock will be treated as a stockholder of CVR Energy regardless of the U.S. federal income tax classification of CVR Refining.

Tax Consequences of the Offer to U.S. Holders of CVR Refining Common Units

        This discussion addresses U.S. Holders of common units that participate in the offer. If you are not a U.S. Holder of common units, if you will not be a U.S. Holder of CVR Energy common stock, or if you are a holder of common units and you do not participate in the offer, this discussion does not apply to you, and you should consult your own tax advisor as to the U.S. federal income tax consequences of the offer in your particular circumstances.

Tax Characterization of the Exchange

        The receipt of CVR Energy common stock in exchange for common units pursuant to the exchange generally will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes pursuant to which a U.S. Holder surrenders common units and is relieved of its pro rata share of CVR Refining's nonrecourse liabilities attributable to the common units surrenders (if any), and receives newly issued shares of CVR Energy common stock. The remainder of this discussion assumes that the exchange will be so treated.

Amount and Character of Gain Recognized

        A U.S. Holder who receives CVR Energy common stock in exchange for CVR Refining common units pursuant to the exchange will recognize gain or loss in an amount equal to the sum of the fair market value of the CVR Energy common stock received and such U.S. Holder's share of CVR Refining's nonrecourse liabilities (if any) attributable to the common units surrendered immediately prior to the exchange, over such U.S. Holder's adjusted tax basis in its common units exchanged therefor (which includes such U.S. Holder's share of CVR Refining's nonrecourse liabilities (if any) immediately prior to the exchange).

        A U.S. Holder's tax basis in its common units generally equals the amount such holder paid for such common units plus such holder's share of CVR Refining's nonrecourse liabilities (if any), then increased by such holder's allocable share of CVR Refining's income and gain, and decreased, but not below zero, by actual or deemed distributions by CVR Refining to such holder and by such holder's allocable share of CVR Refining's losses, deductions and expenditures that are not deductible in computing CVR Refining's taxable income and are not required to be capitalized.

        Gain or loss recognized by a U.S. Holder on the exchange will generally be taxable as capital gain or loss, except to the extent of gain attributable to "unrealized receivables" or "inventory items." A portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to unrealized receivables, including depreciation recapture and depletion recovery, or to inventory items owned by CVR Refining and its subsidiaries. Under recently enacted Section 199A of the Code, subject to certain limitations and restrictions, an individual holder generally is entitled to a deduction equal to 20% of any such ordinary income to the extent attributable to unrealized receivables or inventory items; however, there is limited interpretive guidance as to the application of Section 199A of the Code, and a U.S. Holder potentially eligible for this deduction should consult with its own tax advisor as to the availability of this deduction in its individual circumstances. Depending on the specific circumstances, ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the exchange, may be recognized even if there is a net taxable loss realized on the exchange. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of CVR Refining common units in the exchange. U.S. Holders should consult their own advisors as to the effect of recognizing income in respect of unrealized receivables and inventory items as a result of the exchange.

        Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if such holder has held its CVR Refining common units for more than one year as of the consummation of the exchange. If a U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains, and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations only may be used to offset capital gains.

        The amount of gain or loss recognized by each U.S. Holder on the exchange will vary depending on such U.S. Holder's particular situation, including the fair market value of the CVR Energy common stock received by such U.S. Holder in the exchange, the share of nonrecourse liabilities of CVR attributable to the common units surrendered, the adjusted tax basis of the common units exchanged by such U.S. Holder in the exchange, and the amount of any suspended passive losses that may be available to such U.S. Holder to offset a portion of the gain recognized by such U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded such U.S. Holder's share of CVR Refining's income may be deducted in full upon the U.S. Holder's taxable disposition of its entire investment in CVR Refining pursuant to the offer. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the exchange, taking into account the holder's own particular circumstances.

CVR Refining Items of Income, Gain, Loss and Deduction for the Taxable Period of CVR Refining that Includes the Date of the Exchange

        A U.S. Holder of common units will be allocated its share of CVR Refining's items of income, gain, loss, and deduction for the taxable period of CVR Refining, which includes the date of the exchange in accordance with the terms of the CVR Refining partnership agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from CVR Refining. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder's tax basis in the common units held, and therefore will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the exchange. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder's tax basis in its common units held, and therefore will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the exchange.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of CVR Energy Common Stock Received Upon Exchange

Tax Basis and Holding Period in Shares of CVR Energy Common Stock Received in the Exchange

        A U.S. Holder's tax basis in the shares of CVR Energy common stock received in the exchange will equal the fair market value of such shares on the date such shares are received. A U.S. Holder's holding period in the shares of CVR Energy common stock received in the exchange will begin on the day after the date of the consummation of the exchange.

Distributions on Shares of CVR Energy Common Stock

        For U.S. federal income tax purposes, distributions of cash by CVR Energy to a U.S. Holder with respect to shares of CVR Energy common stock received in the exchange will generally be included in such U.S. Holder's income as ordinary dividend income to the extent of CVR Energy's current or accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of the cash distributed to CVR Energy stockholders by CVR Energy after the exchange may exceed CVR Energy's current and accumulated earnings and profits. Distributions of cash in excess of CVR Energy's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder's adjusted tax basis in such U.S. Holder's shares of CVR Energy common stock, and, to the extent the distribution exceeds such U.S. Holder's adjusted tax basis, as capital gain from the sale or offer of shares of CVR Energy common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares of CVR Energy Common Stock

        Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of CVR Energy common stock received in the exchange, a U.S. Holder will generally recognize capital gain or loss equal to the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of CVR Energy common stock, over the U.S. Holder's adjusted tax basis in such shares of CVR Energy common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the shares of CVR Energy common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains, and in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS in connection with the exchange, the portion of the CVR Refining taxable year for which a holder holds common units prior to the exchange, and in connection with any distributions made with respect to, or dispositions of, shares of CVR Energy common stock received in the exchange. A U.S. Holder may be subject to U.S. backup withholding on distributions made with respect to, or on payments made pursuant to dispositions of, shares of CVR Energy common stock received in the exchange unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Purpose of the Offer

Purpose of the Offer

        The purpose of the offer for CVR Energy is to increase its ownership in CVR Refining.

        As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units. Assuming the maximum number of 37,154,236 common units are properly tendered, and are exchanged in the offer, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will beneficially own approximately 95% of the outstanding common units of CVR Refining.

        If the minimum tender condition is satisfied, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold more than 80% of the outstanding common units of CVR Refining, which would permit the general partner and its affiliates to exercise the call right.

        CVR Energy's and Icahn Enterprises' interest in the offer may be different from those unitholders being asked to exchange their common units. If your common units are exchanged in the offer, you will cease to have any direct interest in CVR Refining with respect to such common units, and will not have the opportunity to directly participate in the future earnings or growth of CVR Refining, as a unitholder of CVR Refining, but you will participate indirectly in the performance of CVR Refining to the extent of your ownership of shares of CVR Energy common stock and its ownership of common units of CVR Refining.

        However, if you exchange your common units, you will participate directly in the performance of CVR Energy as a stockholder of CVR Energy, including any future premium that may be received by stockholders of CVR Energy in connection with a sale or other corporate transaction.

        You will also own shares of a corporation rather than common units in a master limited partnership. See "Certain U.S. Federal Income Tax Consequences" for more information on the tax treatment of owning and disposing of CVR Energy common stock received in the exchange.

        The offer is conditioned upon, among other things, a sufficient number of common units of CVR Refining having been validly tendered and not properly withdrawn such that, following consummation of the exchange, the general partner and entities affiliated with the general partner will own more than 80% of the common units of CVR Refining. Pursuant to the partnership agreement of CVR Refining, once the general partner and its affiliates own more than 80% of the common units of CVR Refining, the general partner and its affiliates will have the right, but not the obligation, to purchase all, but not less than all, of the common units of CVR Refining held by unaffiliated unitholders of CVR Refining at a price not less than their then-current market price, as calculated pursuant to the terms of the partnership agreement.

        Accordingly, the general partner and its affiliates will be entitled to exercise this call right after the consummation of the exchange. Pursuant to the partnership agreement, the general partner is not obligated to obtain a fairness opinion regarding the value of the common units of CVR Refining to be repurchased by it upon exercise of the call right. Pursuant to the partnership agreement, the general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise the call right. The general partner and its affiliates (including CVR Energy and Icahn Enterprises and its affiliates) have no current plans to exercise the call right at this time or upon the consummation of the exchange. However, there can be no assurance that the general partner and its affiliates will not exercise the call right in the future.

Dissenters' Rights

        Dissenters' rights are the rights of unitholders, in certain cases, to receive "fair value" for their units, plus accrued interest, as determined by a statutorily prescribed process, which may include a judicial appraisal process. Dissenters' rights are not available in the offer. Unitholders are not required to exchange their common units in the offer.

Plans for CVR Refining after the Exchange

        Except as otherwise indicated in this prospectus/offer to exchange, neither CVR Energy nor any of its affiliates has any current plans or proposals which relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving CVR Refining or any of its subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of CVR Refining or any of its subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of CVR Refining or any of its subsidiaries;

  •
  any change in the present management of CVR Refining;

  •
  any other material change in CVR Refining's corporate structure or business;

  •
  the delisting of the common units from the New York Stock Exchange; or

  •
  the common units becoming eligible for termination of registration under the Exchange Act.

Certain Effects of the Exchange; Registration Under the Exchange Act

        Unitholders who do not exchange their common units pursuant to the offer and unitholders who otherwise retain an equity interest in CVR Refining as a result of a partial exchange of common units or proration will continue to be owners of CVR Refining. These unitholders will not realize a proportionate increase in their relative equity interest in CVR Refining. However, the exchange will increase CVR Energy's equity ownership in CVR Refining and will entitle the general partner to exercise the call right as described elsewhere in this prospectus/offer to exchange.

        Upon the completion of the exchange in accordance with its terms and conditions, CVR Refining will continue to be listed on the New York Stock Exchange and subject to the periodic reporting requirements of the Exchange Act.

        However, the consummation of the exchange will reduce the number of common units that might otherwise be traded publicly and is likely to reduce the number of unitholders. As a result, trading of a relatively small volume of the common units and limited liquidity after consummation of the exchange may have a greater impact on trading prices than would be the case prior to consummation of the exchange with an increase in price volatility. This may result in lower prices for the common units. Unitholders may not be able to sell non-exchanged common units in the future on the New York Stock Exchange or otherwise, at a net price higher than the value of the shares of CVR Energy common stock offered in the exchange. We can give no assurance as to the price at which a unitholder may be able to sell his or her common units in the future.

Conditions of the Offer

        Notwithstanding any other provision of the offer, CVR Energy is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to CVR Energy's obligation to pay for or return tendered common units promptly after termination or expiration of the offer), exchange any common units, and may terminate or amend the offer, if, at the expiration time, the following conditions have not been satisfied or, to the extent legally permissible, waived:

  •
  the "registration statement condition"—the registration statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CVR Energy shall have received all necessary state securities law or "blue sky" authorizations, if any.

  •
  the "stockholder approval condition"—CVR Energy's stockholders shall have approved, as and to the extent required by the New York Stock Exchange, the issuance of shares of CVR Energy's common stock pursuant to the offer. As of the date of this prospectus/offer to exchange, Icahn Enterprises L.P. and its affiliates owned approximately 82.0% of the outstanding common stock of CVR Energy and intend to approve the issuance of the shares of CVR Energy common stock pursuant to the offer.

  •
  the "minimum tender condition"—a sufficient number of common units of CVR Refining shall have been validly tendered and not properly withdrawn such that, following consummation of the exchange, the general partner and entities affiliated with the general partner will own more than 80% of the common units of CVR Refining. As of the date of this prospectus/offer to exchange a minimum of 15,014,237 common units shall be properly tendered and not validly withdrawn to satisfy the minimum tender condition.

  •
  the "listing condition"—the shares of CVR Energy common stock to be issued pursuant to the offer shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

  •
  there shall not have occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect the business of CVR Refining or the trading in the common units, including, but not limited to, the following: (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States; (iii) the commencement or escalation of a war, armed hostilities, terrorism, or other similar national or international calamity directly or indirectly involving the United States; or (iv) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof.

  •
  there shall not have occurred any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of CVR Refining or any of its subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on CVR Refining or any of its subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the common units.

  •
  there shall not have been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which: (i) challenges or seeks to challenge, restrain, prohibit or delay the making of the offer, the acquisition by us of the common units in the offer, or any other matter relating to the offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the offer; (ii) seeks to make the exchange of some or all of the common units pursuant to the offer illegal or results in a delay in our ability to accept for exchange some or all of the common units; (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the common units, including, but not limited to, the right to vote the common units purchased by us on all matters properly presented to the unitholders of CVR Refining; or (iv) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of CVR Refining or any of its subsidiaries or affiliates, taken as a whole, or the value of the common units.

  •
  there shall not have been any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the offer or CVR Energy, CVR Refining or any of their respective subsidiaries or affiliates, by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment: (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the offer or the exchange of common units thereunder; (ii) could reasonably be expected to prohibit, restrict or delay consummation of the exchange; or (iii) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or results of operations of CVR Refining or any of its subsidiaries or affiliates, taken as a whole.

  •
  we learn that: (i) any person, entity or group has filed a Notification and Report Form under the HSR Act, reflecting an intent to acquire CVR Refining or any of the common units, or has made a public announcement reflecting an intent to acquire CVR Refining or any of its subsidiaries or any of its or their respective assets or securities; or (ii) a tender or exchange offer for any or all of the outstanding common units (other than this offer), or any merger, acquisition, business combination or other similar transaction with or involving CVR Refining or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed.

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity, required to be obtained in connection with the offer has not been obtained on terms satisfactory to us in our reasonable discretion.

  •
  legislation amending the Internal Revenue Code of 1986, as amended, becomes effective and would, in our reasonable judgment, change the tax consequences of the offer in any manner that would adversely affect us or any of our respective affiliates.

        The satisfaction or existence of any of the conditions to the offer will be determined by CVR Energy in its sole discretion. These conditions are for the sole benefit of CVR Energy and its affiliates and may be asserted by CVR Energy in its sole discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by CVR Energy in its sole discretion in whole or in part at any time or from time to time before the expiration time (provided that all conditions to the offer must be satisfied or waived prior to the expiration time). CVR Energy expressly reserves the right to waive any of the conditions to the offer (to the extent legally permissible) and to make any change in the terms of or conditions to the offer. CVR Energy's failure at any time to exercise its rights under any of these conditions will not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the expiration time. Any determination made by CVR Energy concerning the events described in this section will be final and binding upon all parties, subject to the tendering unitholder's right to bring any dispute with respect thereto before a court of competent jurisdiction.

Certain Legal Matters; Regulatory Approvals

General

        CVR Energy is not aware of any governmental license or regulatory permit that appears to be material to CVR Refining's business that might be adversely affected by CVR Energy's acquisition of CVR Refining common units pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for CVR Energy's acquisition or ownership of CVR Refining common units pursuant to the offer, except for the registration statement condition and the stockholder approval condition.

        Should any of these approvals or other actions be required, CVR Energy currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to CVR Energy, CVR Refining or any of their respective subsidiaries, which could result in the failure of a condition to the offer. CVR Energy's obligation under the offer to accept for exchange and exchange the common units is subject to certain conditions. See "The Offer—Conditions of the Offer."

Antitrust

        If you participate in the offer, you may have a filing or other obligation pursuant to the HSR Act. By participating in the offer, you agree to comply with the HSR Act and observe all applicable waiting periods prior the consummation of the exchange with respect to your common units tendered in the offer.

Interest in Securities of CVR Refining

        As of the date of this prospectus/offer to exchange, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned 103,065,764 common units of CVR Refining, representing approximately 69.8% of the outstanding common units of CVR Refining.

        Schedule C hereto sets forth the aggregate number and percentage of CVR Refining common units that are beneficially owned by each of the persons named in Schedule A and Schedule B hereto.

        Except as set forth on Schedule C, none of the persons named in Schedule A and Schedule B hereto (or any associate or majority-owned subsidiary of such persons) has effected any transaction in the common units of CVR Refining during the 60 days prior to the date of this prospectus/offer to exchange.

Relationship with CVR Refining; Related-Party Transactions

        CVR Refining and CVR Energy and their respective subsidiaries and affiliates are party to, or otherwise subject to certain agreements, that govern the business relationships among each party, and have engaged in certain transactions with each other.

        Information regarding these transactions and arrangements, including the amounts involved, is included in the Schedule 14D-9 under the caption "Item 3. Past Contacts, Transactions, Negotiations and Agreements," and in the documents incorporated by reference herein, including the sections captioned "Item 1A. Risk Factors—Risks Inherent in our Limited Partnership and Common Units," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 10. Directors, Executive Officers and Corporate Governance," "Item 11. Executive Compensation," "Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters," "Item 13. Certain Relationships and Related Transactions and Director Independence" and Note 15 to the consolidated financial statements included in CVR Refining's Annual Report on Form 10-K for the year ended December 31, 2017 and the sections captioned "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations—Agreements with Affiliates" and Notes 15 and 16 to the consolidated financial statements included in CVR Refining's Quarterly Report on Form 10-Q for the three months ended March 31, 2018.

        Except as otherwise described in or incorporated by reference into this prospectus/offer to exchange, during the two years before the date of this prospectus/offer to exchange, there have been no contacts, negotiations or transactions between CVR Energy, any of its subsidiaries or, to the best of its knowledge, any of the persons listed on Schedule A or B hereto, on the one hand, and CVR Refining or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any class of the securities of CVR Refining, an election of directors, or a sale or other transfer of a material amount of assets of CVR Refining.

Source and Amount of Funds or Other Consideration

        Based on the exchange ratio for the offer, CVR Energy estimates that if the maximum 37,154,236 common units are exchanged pursuant to the offer, a total of 23,537,209 shares of CVR Energy common stock will be issued in the exchange and if the minimum of 15,014,237 common units are exchanged pursuant to the offer, a total of 9,511,519 shares of CVR Energy common stock will be issued in the exchange.

        Unitholders who participate in the offer will not receive any fractional shares of CVR Energy common stock in the exchange or cash in lieu of fractional shares. Instead, all of the common units of a unitholder exchanged in the offer will be aggregated and such unitholder will be issued in respect of all such common units a number of shares of CVR Energy common stock based on the exchange ratio, rounded to the nearest whole number.

Fees and Expenses

        We have retained D.F. King & Co., Inc. to act as the information agent in the offer and American Stock Transfer & Trust Co., LLC to act as the exchange agent in the offer. Each of the information agent and exchange agent will receive customary compensation, reimbursement for out-of-pocket expenses and indemnification against certain liabilities in connection with the offer, including liabilities under the federal securities laws. As part of the services included in such retention, the information agent may contact unitholders by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the offer materials to beneficial holders of the common units.

        Except as set forth above, CVR Energy will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of common units pursuant to the offer. CVR Energy will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

        The following is an estimate of the fees and expenses CVR Energy expects to incur in connection with the offer:

Description	Amount
SEC filing fee		$99,083
Legal fees	$
Information agent fees and expenses	$
Exchange agent fees and expenses	$
Printer fees	$
Miscellaneous expenses	$
Audit fees	$
Total expenses	$

COMPARISON OF RIGHTS OF HOLDERS OF CVR ENERGY COMMON STOCK AND CVR REFINING COMMON UNITS

        Both CVR Energy and CVR Refining are formed under the laws of the State of Delaware and, accordingly, the rights of the equityholders of each are currently, and will continue to be, governed by Delaware law. If the exchange is completed, unitholders of CVR Refining will become CVR Energy stockholders. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation.

        The table below summarizes the material differences between the current rights of the CVR Energy common stockholders under the CVR Energy Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and bylaws, and the rights of the CVR Refining unitholders under the certificate of limited partnership and the First Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement").

        While CVR Energy believes that the summary table covers the material differences between the rights of CVR Energy and CVR Refining equityholders, the summary table may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of CVR Energy and CVR Refining's equityholders and are qualified in their entirety by reference to Delaware law and the various documents of CVR Energy and CVR Refining that are referred to in the summaries. You should carefully read this entire prospectus/offer to exchange and the other documents referred to in this prospectus/offer to exchange for a more complete understanding of the differences between being a common stockholder of CVR Energy and a common unitholder of CVR Refining. To find out where you can get copies of the documents references in the summary tables, see the section entitled "Where You Can Find More Information" in this prospectus/offer to exchange.

Current CVR Energy Rights Versus CVR Refining Rights

Provision	CVR Energy	CVR Refining
Authorized Capital Stock	Authorized Shares: The total number of shares of all classes of stock that CVR Energy may issue is 400,000,000 shares, consisting of 350,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock of CVR Energy entitled to vote.	Authorized Units: CVR Refining's common units represent limited partnership interests in CVR Refining. An unlimited number of additional partnership interests may be issued without the approval of the unitholders for such consideration and on terms and conditions as determined by the general partner. Holders of any additional CVR Refining common units that CVR Refining issues will be entitled to share equally with the then-existing holders of common units in CVR Refining's distributions of available cash.

In accordance with Delaware law and the provisions of the Partnership Agreement, CVR Refining may also issue additional partnership securities that, as determined by the general partner, may have special voting rights to which CVR Refining common units are not entitled.

Provision	CVR Energy	CVR Refining
The general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, CVR Refining issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance.
Management by the General Partner/Board of Directors
Management	In accordance with the DGCL, CVR Energy's business and affairs are managed by the CVR Energy board.
The general partner conducts, directs and manages all activities of CVR Refining. Except as otherwise expressly provided in the Partnership Agreement, all management powers over the business and affairs of CVR Refining will be exclusively vested in the general partner, and no limited partner has any management power over the business and affairs of CVR Refining.

Provision	CVR Energy	CVR Refining
Election of the Board Member/General Partner	Stockholders of CVR Energy common stock have the exclusive right to vote for the election of directors at the annual meeting.
Whenever the holders of one or more series of any outstanding preferred stock shall have the right, voting separately by class or series, to elect directors, the election, the term of office and other features of such directorships shall be governed by the terms of the Certificate of Incorporation, including any certificate of designations relating to any series of preferred stock.	CVR Refining common unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and also have no right to elect the directors of the general partner.
Prior to December 31, 2022 the general partner may not withdraw without obtaining the approval of the holders of at least a majority of the outstanding common units excluding common units held by the general partner and its affiliates, and without giving 90 days' written notice and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, the general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice. Nonetheless, the general partner may withdraw without unitholder approval upon 90 days' notice to the unitholders, if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than the general partner itself and its affiliates.

Notwithstanding the foregoing, the Delaware LP Act provides that a general partner may withdraw even if not permitted to do so under its limited partnership agreement, but the general partner would then be in breach of the limited partnership agreement.
Number of Directors	CVR Energy's bylaws require that the board consist of at least three and no more than fifteen directors, as determined by a resolution adopted by an affirmative vote of a majority of the entire board.	Not applicable.
Classification and Term
	The CVR Energy board of directors is not divided into classes. Directors are elected for a term of one year, or until such director's successor has been duly elected and qualified or until such director's earlier death, resignation or removal.	Not applicable.

Provision	CVR Energy	CVR Refining
Vacancies	CVR Energy's Certificate of Incorporation provides that any newly created directorship on the board that results from an increase in the authorized number of directors and any vacancy resulting from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled only by the affirmative vote of the majority of the board then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor.	Not applicable.

Whenever the holders of one or more series of any outstanding preferred stock shall have the right, voting separately by class or series, to elect directors, the election, the term of office, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation, including any certificate of designations relating to any series of preferred stock.
Removal
The CVR Energy Certificate of Incorporation provides that any or all of the directors may be removed with or without cause, by the affirmative vote of holders of the majority of all shares then entitled to vote at an election of directors.
The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3% of the outstanding units (including units held by the general partner and its affiliates) voting as a single class.

Whenever the holders of one or more series of any outstanding preferred stock shall have the right, voting separately by class or series, to elect directors, the election, the term of office, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation, including any certificate of designations relating to any series of preferred stock.
Any such action by such unitholders for a removal of the general partner must also provide for the election of a successor general partner by the unitholders holding a majority of the outstanding common units (including common units held by the general partner and its affiliates). The right of the unitholders to remove the general partner shall not exist or be exercised unless CVR Refining has received an opinion of counsel that such withdrawal would not result in the loss of the limited liability of any limited partner under the Delaware law or cause any of CVR Refining or its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes.

Provision	CVR Energy	CVR Refining
Stockholder/Unitholder Meetings
Special Meetings
Special meetings of stockholders may be called at any time, only by the board, pursuant to a resolution adopted by the affirmative vote of a majority of the board then in office, or by the Chairman of the board.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to CVR Energy's notice of meeting given by or at the direction of the board.
Special meetings of the unitholders may be called by the general partner or by unitholders owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Unitholders shall call a special meeting by delivering to the general partner one or more requests in writing stating that the signing unitholders wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.
Voting Rights
Each stockholder of CVR Energy is entitled to one vote, in person or by proxy, for each share of voting stock owned by such stockholder of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a plurality of the stock having voting power present in person or represented by proxy shall decide any election for directors, and the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any other question brought before such meeting, unless the question is one upon which, by express provision of law or of CVR Energy's governing documents (as amended from time to time), a different vote is required.
Each unitholder of record is entitled to vote its common units in accordance with its ownership percentage. Matters requiring the approval of a "unit majority" require the approval of a majority of the common units. Limited partners shall not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of CVR Refining so as to jeopardize such limited partners' limited liability under applicable law.
Action by Written Consent
Pursuant to the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of CVR Energy may be effected only upon the vote of the stockholders at an annual or special meeting duly called and may not be effected by written consent of the stockholders.

In CVR Energy's proxy statement, filed on April 27, 2018, as amended on , included a proposal to amend the Certificate of Incorporation to allow for stockholder action by written consent. CVR Energy's stockholders will vote on such matter at the 2018 annual meeting of stockholders.
CVR Refining's Partnership Agreement provides, that to the extent authorized by the general partner, any action that may be taken at a meeting of the partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by holders of the number of units necessary to authorize or take that action at a meeting.

Provision	CVR Energy	CVR Refining
Quorum	Except as otherwise required by law, the Certificate of Incorporation or the bylaws, stockholders holding a majority of the shares of CVR Energy entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders.
	If a quorum is not be present at any meeting of stockholders, a majority in interest of stockholders entitled to vote thereat, present in person or by proxy, may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such later or rescheduled meeting at which the requisite amount of shares entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally called.	CVR Refining's Partnership Agreement provides that the holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be such greater percentage.
Securityholder Proposals and Nominations
	Under the CVR Energy bylaws, for stockholder proposals and nominations of directors or other business to be properly brought before a meeting of stockholders, the nominations or other business must be (i) specified in the notice of meeting or accompanying proxy statement given by or at the direction of the board; (ii) otherwise brought before the meeting by or at the direction of the board; or (iii) properly brought before the meeting by a stockholder, and a timely notice must be given. In general, to be considered timely, a stockholder's notice must be delivered to the secretary at CVR Energy's principal executive offices not later than the close of business on the 90th calendar day, nor earlier than the 120th calendar day, prior to the anniversary date of the immediately preceding year's annual meeting.	Not applicable.

Provision	CVR Energy	CVR Refining
In the event that the number of directors to be elected to the board at an annual meeting is increased and there is no public announcement naming all of the nominees for the additional directors to be elected at least 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder's notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the secretary at the principal executive offices not later than the close of business on the 10th day following the date on which such public announcement was first made.
Dividends/Distributions
Holders of shares of CVR Energy common stock shall be entitled to receive such dividends (payable in cash, property or capital stock of CVR Energy) when, as and if declared by the board out of funds legally available.
The unitholders of CVR Refining have no right to dividends. Instead, at the discretion of the general partner, the unitholders are entitled to distributions of available cash, pro rata. However, CVR Refining provides no guarantee that it will pay any distributions on the units.
Transfer of General Partner Interest	Not applicable.	The general partner may at any time transfer the general partner interest without approval by the CVR Refining common unitholders.

Provision	CVR Energy	CVR Refining
Limited-Call Right	Common stock is not callable or redeemable.	If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class (which they will upon consummation of the exchange), the managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to CVR Refining, to acquire all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests, and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.
Amendment to the Formation and Governance Documents
The Certificate of Incorporation provides that CVR Energy reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner prescribed in the DGCL.
CVR Energy's Certificate of Incorporation provides that the board is authorized to adopt, amend, or repeal CVR Energy's bylaws without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. CVR Energy's bylaws further provide that the bylaws may be amended by the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote at any stockholders meeting.
The Partnership Agreement provides that amendments to the Partnership Agreement may be proposed by the general partner only.
No amendment may be made to the Partnership Agreement, without the approval of the holders of at least 90% of the outstanding common units, voting together as a single class, that would: (i) enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of partner interests so affected; (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the unitholders to the general partner or any of its affiliates without the consent of the general partner, which consent may be given or withheld in its sole discretion; (iii) change certain of the terms under which CVR Refining can be dissolved; or (iv) change the term of CVR Refining.

Provision	CVR Energy	CVR Refining
Generally, no unitholder approval is required for amendments to the Partnership Agreement, including in situations in which the general partner determines that those amendments (i) are necessary or appropriate (A) to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (B) to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, or (C) for any action taken by the general partner relating to splits or combinations of common units under the provisions of the Partnership Agreement; (ii) are required to effect the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement; or (iii) do not adversely affect in any material respect the partners considered as a whole or any particular class of partners.

Provision	CVR Energy	CVR Refining
Change of Management Provisions	Various provisions of the Certificate of Incorporation and bylaws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of CVR Energy by a third party that the management and board determines is not in the best interest of CVR Energy and its stockholders. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in the management and board. These provisions include: (i) preferred stock that could be issued by the board to make it more difficult for a third party to acquire, or to discourage a third party from acquiring, a majority of the outstanding voting stock; (ii) limitations on the ability of stockholders to call special meetings of stockholders; (iii) limitations on the ability of stockholders to act by written consent in lieu of a stockholders' meeting; and (iv) advance notice requirements for nominations of candidates for election to the board or for proposing matters that can be acted upon by the stockholders at stockholder meetings.	The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change the management of the general partner. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership securities, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the general partner.
The Partnership Agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist, the general partner will have the right to require its successor to purchase its general partner interest in exchange for cash equal to the fair market value of such interest at that time.
Special Meetings of the Board/General Partner
	Special meetings of the CVR Energy board of directors may be held at any time upon a call by the Chairman of the Board, the Chief Executive Officer, two or more directors of CVR Energy, or by one director in the event that there is only a single director in office. Notice shall be given to each CVR Energy director at least one business day before the meeting, in writing or orally, and shall include the time, date and place of such meeting. A notice of such meeting need not be given to any director who shall be present at such meeting or who shall waive notice thereof in writing either before or after such meeting. The purpose of the meeting does not need to be specified on such notice of a meeting or waiver of notice of a meeting.	Not applicable.

Provision	CVR Energy	CVR Refining
Liability and Indemnification of Directors and Officers/General Partner
Personal Liability
A director of CVR Energy shall not be personally liable to CVR Energy or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to CVR Energy or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
The indemnification obligations under the Partnership Agreement are limited to CVR Refining's assets. The general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to CVR Refining to enable CVR Refining to effectuate indemnification.
Indemnification
The Certificate of Incorporation and bylaws of CVR Energy provide that CVR Energy shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under CVR Energy's bylaws and Certificate of Incorporation, such rights shall not be exclusive of any other rights the directors and officers may have or acquire, including by agreement.
The Partnership Agreement provides, that CVR Refining shall indemnify the general partner, its affiliates and any person who is or was a director, officer, fiduciary, trustee, manager or managing member of CVR Refining or its subsidiaries, to the fullest extent permitted by applicable law; provided however, that such indemnity will not be available to such person, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that the losses or liabilities were the result of the conduct of that person engaged in by it in bad faith or with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

 ADDITIONAL NOTE REGARDING THE OFFER

        The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal and is being made to holders of common units. CVR Energy is not aware of any jurisdiction where the making of the offer or the exchange of common units in connection therewith would not be in compliance with the laws of such jurisdiction. If CVR Energy becomes aware of any jurisdiction in which the making of the offer or the exchange of common units in connection therewith would not be in compliance with applicable law, CVR Energy will make a good faith effort to comply with any such law. If, after such good faith effort, CVR Energy cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of common units in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CVR Energy by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

        The validity of the CVR Energy common stock offered by this prospectus/offer to exchange will be passed upon for CVR Energy by Proskauer Rose LLP, New York, New York.

EXPERTS

        The consolidated financial statements of CVR Energy, Inc. and subsidiaries and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of CVR Refining, LP and subsidiaries and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF CVR ENERGY

        The table below sets forth the names and positions of CVR Energy's directors and executive officers. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of CVR Energy's directors and officers can be reached at c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Name	Age	Position	Since
Carl C. Icahn	82	Chairman of the Board	2012
David L. Lamp	60	President, Chief Executive Officer and Director	2017
Tracy D. Jackson	48	Executive Vice President and Chief Financial Officer	2018
John R. Walter	41	Executive Vice President, General Counsel and Secretary	2015
Mark A. Pytosh	53	Executive Vice President—Corporate Services	2018
Matthew W. Bley	36	Chief Accounting Officer and Corporate Controller	2018
Janice T. DeVelasco	59	Vice President—Environmental, Health, Safety & Security	2018
Bob G. Alexander	84	Director	2012
SungHwan Cho	44	Director	2012
Jonathan Frates	35	Director	2016
Stephen Mongillo	57	Director	2012
Louis J. Pastor	33	Director	2017
James M. Strock	61	Director	2012

        The following sets forth with respect to each executive officer and director such person's (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. None of CVR Energy's directors or executive officers has any family relationship with any other director or executive officer.

        Mr. Icahn has served as chairman of the board since June 2012. Mr. Icahn has also served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; and chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010. Mr. Icahn was previously: President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, from 2011 to 2017, and chairman of the board and a director of its predecessors from 2003 to 2011; director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May

2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

        Mr. Lamp serves as President, Chief Executive Officer and a Director of CVR Energy, as well as President, Chief Executive Officer and a Director of the general partner of CVR Refining and Executive Chairman and a Director of the general partner of CVR Partners. Mr. Lamp joined the company in December 2017, and joined our boards in January 2018. Mr. Lamp previously served as President and Chief Operating Officer for Western Refining Inc. from July 2016 to June 2017. He previously served as Chief Executive Officer and President and a director of Northern Tier Energy Corporation from March 2014 until July 2016. Prior to Northern Tier, Mr. Lamp served as Chief Operating Officer and Executive Vice President of HollyFrontier Corporation. In 2011, Holly and Frontier completed a merger of equals and changed their name to HollyFrontier Corporation. Mr. Lamp joined Holly in January 2004 as Vice President, Refinery Operations and was responsible for all aspects of its refining operations. In November 2005, he was named Executive Vice President, Refining and Marketing, adding the additional responsibilities of its crude, light products marketing and asphalt businesses. Mr. Lamp was named President of Holly in November 2007. Mr. Lamp has more than 37 years of technical, commercial and operational experience in the refining and chemical industries. Prior to joining Holly, Mr. Lamp was the Vice President and General Manager of El Paso Energy's Aruba refining complex. Earlier in his career he served as Director of Operations for KOSA, a polyester production joint venture between Koch Industries and Saba, where he oversaw KOSA's 15 chemical and fiber plants in the U.S., Canada, Mexico and Europe. Prior to joining KOSA, Mr. Lamp had a long and distinguished career with Koch Industries, spanning more than 20 years. Mr. Lamp rose through various positions of increasing authority, ultimately becoming Executive Vice President—Refining and Chemical Operations where he had responsibility for all operating aspects of Koch's 500,000 barrels-per-day of crude refining capacity and all of Koch's chemical plants. Mr. Lamp obtained a Bachelor of Science in Chemical Engineering from Michigan State University.

        Ms. Jackson serves as Executive Vice President and Chief Financial Officer of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of May 2018. She most recently served as Vice President and Controller of both Andeavor (formerly known as Tesoro Corporation ("Tesoro")) and the general partner of Andeavor Logistics (formerly known as Tesoro Logistics LP ("TLLP")) from March 2015 to October 2016. Prior to that, she served as Vice President, Analytics and Financial Planning of Tesoro Companies Inc. ("TCI"), a subsidiary of Tesoro, from September 2013 through February 2015. From February 2011 to February 2014, Ms. Jackson served as Vice President and Treasurer of Tesoro, and assumed such role for the general partner of TLLP from April 2012 until February 2014. Prior to that, Ms. Jackson served as Vice President of Internal Audit at TCI, where she headed Tesoro's internal audit function, and in accounting, special project and internal audit roles at Valero Energy Corporation. Ms. Jackson began her career at Arthur Andersen LLP in San Antonio, Texas. She received a Bachelor of Business Administration and Accounting and a Masters of Business Administration from The University of Texas at San Antonio. Ms. Jackson is a Certified Public Accountant.

        Mr. Walter serves as Executive Vice President, General Counsel and Secretary of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of January 2018. He previously served as Senior Vice President, General Counsel and Secretary of CVR Energy and each of the general partners of CVR Refining and CVR Partners from January 2015 to December

2017. He has served as Vice President, Associate General Counsel since January 2011, Assistant Secretary since May 2011 and Associate General Counsel since March 2008. Prior to joining CVR Energy, Mr. Walter was an associate at Stinson Leonard Street LLP in Kansas City, Missouri, from 2006 to 2008, and was an associate at Seigfreid Bingham, P.C. in Kansas City, Missouri, from 2002 to 2006. Mr. Walter received a Bachelor of Science in psychology from Colorado State University and a Juris Doctor from the University of Kansas.

        Mr. Pytosh serves as Executive Vice President—Corporate Services of CVR Energy and the general partner of CVR Refining, and President and Chief Executive Officer of the general partner of CVR Partners, in each case, as of January 2018. He has served as President and Chief Executive Officer of the general partner of CVR Partners since May 2014, and has served as a director of the general partner of CVR Partners since June 2011. Mr. Pytosh previously served as Senior Vice President—Administration for CVR Energy and CVR Refining from December 2014 to December 2017. Prior to joining CVR Partners, Mr. Pytosh served as Executive Vice President and Chief Financial Officer for Alberta, Canada-based Tervita Corporation, an environmental and energy services company. From 2006 to 2010, he served as Senior Vice President and Chief Financial Officer for Covanta Energy Corporation, which owns and operates energy-from-waste power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia. Prior to Covanta, Mr. Pytosh served as Executive Vice President from 2004 to 2006, and Chief Financial Officer from 2005 to 2006, for Waste Services, Inc., an integrated solid waste services company that operates in the United States and Canada. Prior to joining the renewable energy and waste industries, Mr. Pytosh spent 18 years in the investment banking industry, working with a broad range of clients in the environmental services, automotive, construction equipment and a variety of other industrial sectors. From 2000 to 2004, he was a Managing Director in investment banking at Lehman Brothers, where he led the firm's global industrial group. Prior to joining Lehman Brothers, he was a Managing Director at Donaldson, Lufkin & Jenrette, where he led the firm's environmental services and automotive industry groups. Mr. Pytosh received a Bachelor of Science degree in chemistry from the University of Illinois, Urbana-Champaign. He serves on the boards of directors for The Fertilizer Institute and the University of Illinois Foundation.

        Mr. Bley serves as Chief Accounting Officer and Corporate Controller of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of May 2018. He previously served as Assistant Controller for Andeavor (formerly Tesoro), where he managed a large team associated with corporate accounting and reporting for the organization. From May 2012 to March 2015, he worked for Tesoro in management roles within the accounting organization. Before Andeavor, Mr. Bley served as a manager in both corporate reporting and internal audit for Clear Channel Communications, Inc. (now iHeartCommunications, Inc.) from April 2011 to May 2012. He started his career with The Hanke Group, P.C. (now BKD, LLP) in San Antonio, TX from January 2004 to December 2007 and KPMG LLP in Omaha, NE from January 2008 to April 2011. Mr. Bley received a Bachelor of Science in Business Administration and a Master of Science in Accounting from Trinity University. In addition, he received a Master of Business Administration from Baylor University and is a Certified Public Accountant.

        Ms. DeVelasco serves as Vice President—Environmental, Health, Safety & Security of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of January 2018. She previously served as Vice President—Environmental, Health & Safety for CVR Energy since April 2014. Ms. DeVelasco has more than 30 years' experience in environmental, health, safety and risk management. Before joining the company, she served in progressive technical, management and consulting positions with CITGO Petroleum Corporation and its predecessor companies from 1981 to 2007 and Sage Environmental Consulting, L.P. from 2007 to 2014. Ms. DeVelasco is a licensed professional engineer and holds a bachelor's degree in chemical engineering from the University of Oklahoma and a master's degree in business administration from Texas A&M University.

        Mr. Alexander has served as a director since May 2012. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010, and Seventy Seven Energy Inc., a diversified oilfield services company, since June 2014. Mr. Alexander previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 until June 2014. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. National Energy Group was previously indirectly controlled by Carl C. Icahn. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma.

        Mr. Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises L.P. since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; CVR Refining, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, since May 2012; and American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014). In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals Inc., a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners, LP, from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; and a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Ferrous Resources Limited, CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal-Mogul, Icahn Automotive, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had a non-controlling interest in each of Hertz Global Holdings and Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

        Mr. Frates has been a Portfolio Company Associate at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November 2015. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an

Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; CVR Partners LP, a nitrogen fertilizer company, since April 2016; American Railcar Industries, Inc., a railcar manufacturing company, since March 2016; Viskase Companies, Inc., a meat casing company, since March 2016; CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since March 2016; and CVR Refining, LP, an independent downstream energy limited partnership, since March 2016. Ferrous Resources, American Railcar Industries, Viskase Companies, CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School.

        Mr. Mongillo has served as a director since May 2012. Mr. Mongillo is a private investor. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group's efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College.

        Mr. Pastor has served as a director since August 2017. Mr. Pastor has been Deputy General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion) since 2015. From 2013 to 2015, Mr. Pastor was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Pastor was an Associate at Simpson Thacher & Bartlett LLP, where he advised corporate, private equity and investment banking clients on a wide array of corporate finance transactions, business combination transactions and other general corporate matters. Mr. Pastor has been a director of: CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since August 2017; Herc Holdings Inc., an international provider of equipment rental and services, since June 2016; CVR Partners LP, a nitrogen fertilizer company, since April 2016; and CVR Refining, LP, an independent downstream energy limited partnership, since September 2014. Mr. Pastor has also been a Board Observer at Xerox Corporation, a provider of document management solutions, since May 2018. Mr. Pastor has been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since July 2015. Mr. Pastor was previously a director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from May 2015 to January 2017. Each of CVR Energy, CVR Refining, CVR Partners, Federal-Mogul and ACF Industries is indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Herc Holdings and Xerox through the ownership of securities. Mr. Pastor received a B.A. from The Ohio State University and a J.D. from the University of Pennsylvania.

        Mr. Strock has served as a director since May 2012. Mr. Strock is CEO of the Serve to Lead Group, which he founded in 1997. The Serve to Lead Group serves diverse sectors including: finance, manufacturing, transportation, technology, defense, aerospace, health care, real estate, chemicals, professional services, insurance, environmental safety and health, remediation, clean tech, sustainability, energy, and medical cannabis. Mr. Strock, individually and as part of various teams and organizations, serves various functions, including: management, project management, financing, sales and marketing, stakeholder engagement, public advocacy, communication (including new media), crisis communication, strategic planning, regulatory compliance, negotiation, mediation, facilitation, human resources, and training. Mr. Strock has served in senior executive and board positions in the public, private, and not-for-profit sectors. He served as California's founding Secretary for Environmental Protection, and as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. Mr. Strock is the author of three books on leadership, management, and communication. He is a member of the Council on Foreign Relations, and the Authors Guild. Mr. Strock holds an A.B. from Harvard College and a J.D. from Harvard Law School. He served to captain in the USAR-JAGC.

SCHEDULE B

Executive Officers and Directors of Icahn Enterprises and Affiliates

        The name and positions of the executive officers and directors of IEP Energy LLC, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are set forth below. Carl C. Icahn owns 100% of the shares of Beckton Corp.

        The following sets forth with respect to each executive officer and director such person's (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

        None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

IEP Energy LLC

IEP Energy Holding LLC—sole member

IEP Energy Holding LLC

American Entertainment Properties Corp.—sole member

American Entertainment Properties Corp.

Keith Cozza—President; Director
SungHwan Cho—Chief Financial Officer; Treasurer; Secretary; Director
Peter Reck—Chief Accounting Officer
Craig Pettit—Vice President of Tax Administration

Icahn Building LLC

Icahn Enterprises Holdings L.P.—sole member

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises G.P. Inc.

Carl C. Icahn—Chairman of the Board
Jack G. Wasserman—Director
James L. Nelson—Director
William A. Leidesdorf—Director
Keith Cozza—President; Chief Executive Officer and Director
SungHwan Cho—Chief Financial Officer and Director
Peter Reck—Chief Accounting Officer

Beckton Corp.

Carl C. Icahn—Chairman of the Board; President
Keith Cozza—Secretary; Treasurer
Jordan Bleznick—Vice President/Taxes

        Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; and chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010. Mr. Icahn was previously: President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, from 2011 to 2017, and chairman of the board and a director of its predecessors from 2003 to 2011; director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

        William A. Leidesdorf has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since March 1991. Since May 2014, Mr. Leidesdorf has served as a director and member of the audit committee of Icahn Enterprises L.P.'s subsidiary, Tropicana Entertainment Inc. Previously, Mr. Leidesdorf served as a director and member of the audit committee of our former operating subsidiary, American Entertainment Properties Corp., from December 2003 to March 2013. Mr. Leidesdorf has served as a director for a variety of companies, including Renco Steel, and, during its bankruptcy, its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection and Simpson Housing Limited Partnership, a privately held real estate investment trust. Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, and a company primarily engaged in the acquisition of multifamily housing and from 2008 until April 2015, the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. From 2008 until December 2014, Mr. Leidesdorf was a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions. Mr. Leidesdorf brings to his service as a director his significant business experience and leadership role as a director in various companies including certain of our subsidiaries. His experience has enabled him to understand the complex business and financial issues that companies may face. Mr. Leidesdorf has also had experience with large-scale real estate workouts and has been responsible for managing real estate portfolios for a number of institutions, including responsibility for audits and compliance with various federal and state regulatory authorities.

        James L. Nelson has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since June 2001. Mr. Nelson served as a director and member of the audit committee of Tropicana Entertainment Inc. from March 2010 to May 2014, a director of Viskase Companies, Inc. from April 2003 through April 2010, subsidiaries of Icahn Enterprises L.P. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, Mr. Nelson served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and distributor of video games and video game peripherals, a company in which Carl C. Icahn previously had an interest through the ownership of securities. From May 2013 to April 2014, Mr. Nelson was a director and member of the Governance and Nominating Committee of Single Touch Systems, Inc. From June 2011 through September 2015, Mr. Nelson served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (a company in which Mr. Icahn has an interest) and, from January 2012 through September 2015, Chairman of its Board of Directors. From November 2013 through August 2014, Mr. Nelson served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company. From April 2014 to August 2014, Mr. Nelson served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. Since April 2014, Mr. Nelson has served as a director of Herbalife Ltd., a nutrition company in which Mr. Icahn holds a non-controlling interest through the ownership of securities. Since November 2015, Mr. Nelson has served as a director of New York REIT, Inc., a publicly traded real estate investment trust focused on acquiring and operating commercial real estate in New York City. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director and Chairman of the audit committee of various companies.

        Jack G. Wasserman has served as a director of the general partner of Icahn Enterprises L.P. since December 1993 and is Chairman of its audit committee. Since December 2003, Mr. Wasserman has served as a director and Chairman of the audit committee of several of our operating segments including American Entertainment Properties Corp. from December 2003 to March 2013. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has also served as a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, in which Mr. Icahn has a substantial interest. From March 2004, to June 2015 Mr. Wasserman was a director of Wendy's, an owner and franchisor of the Wendy's restaurant system. He is a current and past director of numerous not-for-profit organizations. Mr. Wasserman brings to his service as a director his significant experience and leadership roles as a director of various public companies. In addition, Mr. Wasserman practiced law for almost 40 years with the law firm of Wasserman, Schneider, Babb & Reed of which he was a senior partner; the firm concentrated its practice in international trade and related corporate matters, primarily for Fortune 500-type companies operating in a broad range of industries, and he is familiar with financial statements and domestic and trans-border transactions. In 2007, Mr. Wasserman received a professional Certificate in Financial Analysis from New York University.

        SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises L.P. since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; and American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014). In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals Inc., a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; and a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Ferrous Resources Limited, CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal-Mogul, Icahn Automotive, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had a non-controlling interest in each of Hertz Global Holdings and Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

        Keith Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014. In addition, Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been: Chairman of the Board of Directors of Xerox Corporation, a provider of document management solutions, since May 2018; a director of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; and a director of Icahn Enterprises L.P., since September 2012. In addition, Mr. Cozza serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; and PSC Metals Inc., a metal recycling company. Mr. Cozza was previously: a director of Herbalife Ltd., a nutrition company, from April 2013 to April 2018; a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2014 to June 2017; a director of FCX Oil & Gas Inc., a wholly-owned subsidiary of Freeport-McMoRan Inc., from October 2015 to April 2016; a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Federal-Mogul, Icahn Automotive, CVR Refining, Icahn Enterprises, PSC Metals, and Tropicana are each indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non-controlling interests in Xerox, Freeport-McMoRan, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

        Peter Reck has served as Chief Accounting Officer of Icahn Enterprises G.P. Inc. since March 2012, and as its Secretary since April 2012. Mr. Reck was Controller of Icahn Enterprises and Icahn

Enterprises Holdings from November 2005 to March 2012. Since March 2012, Mr. Reck has served as the director of Viskase Companies, Inc. Previously, Mr. Reck was the Controller of Family Office and Treasurer of Philanthropies for Bromor Management, the Family Office of Charles Bronfman. Mr. Reck also served as Controller for the Bank of Uruguay and worked at KPMG LLP in their audit practice.

        Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

        Craig Pettit has been the Vice President/Taxes of Icahn Enterprises G.P. Inc. since October 2007. He has served as a Vice President and a Director of Taxes for various entities controlled by Mr. Icahn since October 2000. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University.

SCHEDULE C

Interest in Securities of CVR Refining

	Common Units Beneficially Owned
Name of Beneficial Owner	Number	Percent(1)
Carl C. Icahn(2)	103,065,764	69.8%
David L. Lamp	—	—
Tracy D. Jackson	—	—
John R. Walter	1,000	*
Mark A. Pytosh	—	—
Matthew W. Bley	—	—
Janice T. DeVelasco	4,241	*
Bob G. Alexander	3,800	*
SungHwan Cho	—	—
Jonathan Frates	—	—
Stephen Mongillo	—	—
Louis J. Pastor	—	—
James M. Strock	6,000	*
James L. Nelson	6,500	*
Jordan Bleznick	4,000	*
Craig Pettit	420	*

*
Less than 1%

(1)
Based on 147,600,000 common units outstanding as of the date of this prospectus/offer to exchange.

(2)
The ownership of the common units are further disclosed in a Schedule 13D/A filed with the SEC on July 24, 2014 and amended August 2, 2016 by CVR Refining Holdings LLC ("CVR Refining Holdings"), Coffeyville Resources, LLC ("CRLLC"), Coffeyville Resources Refining & Marketing, LLC ("CRRM"), Coffeyville Refining & Marketing Holdings, Inc. ("CRRM Holdings"), CVR Energy, IEP Energy LLC ("IEP Energy"), IEP Energy Holding LLC ("Energy Holding"), American Entertainment Properties Corp. ("AEP"), Icahn Building LLC ("Building"), Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"), Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), Beckton Corp. ("Beckton"), and Carl C. Icahn.

The principal business address of each of (i) CVR Refining Holdings, CRLLC, CRRM, CRRM Holdings and CVR Energy is 2277 Plaza Drive, Suite 500, Sugar Land, TX 77479, (ii) IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, NY 10601, and (iii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

CVR Refining Holdings has sole voting power and sole dispositive power with regard to 97,303,764 common units, and may be deemed to have shared voting power and shared dispositive power with regard to 12,000 common units owned of record by CVR Refining Holdings Sub, LLC ("CVRR Holdings Sub"). Each of CRLLC, CRRM, CRRM Holdings, CVR Energy, IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to such common units. AEP has sole voting power and sole dispositive power with regard to 2,000,000 common units.

  Each of Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to such common units. Icahn Enterprises Holdings has sole voting power and sole dispositive power with regard to 3,750,000 common units. Each of Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to such common units.

  Each of CRLLC, CRRM, CRRM Holdings and CVR Energy, by virtue of their relationships to each of CVR Refining Holdings and CVRR Holdings Sub, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the common units which each of CVR Refining Holdings and CVRR Holdings Sub directly beneficially owns. Each of CRLLC, CRRM, CRRM Holdings and CVR Energy disclaims beneficial ownership of such common units for all other purposes. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of CVR Refining Holdings, CVRR Holdings Sub and Icahn Enterprises Holdings, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the common units which each of CVR Refining Holdings, CVRR Holdings Sub and Icahn Enterprises Holdings directly beneficially owns. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such common units for all other purposes.

The exchange agent for the offer is:

If delivering by hand, express mail, courier, or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

        Any questions or requests for assistance may be directed to the information agent at its telephone number and location listed below. Requests for additional copies of this prospectus/offer to exchange and the letter of transmittal may be directed either to the information agent at its telephone number listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

        The information agent for the offer is:

D.F. KING & CO., INC.

48 Wall Street
22nd Floor
New York, New York 10005
Shareholders please call toll-free: (866) 387-7321
All other calls: (212) 269-5550
Email: CVR@dfking.com

PART II

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction for which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

  •
  the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  the Registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  the Registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

  •
  the rights conferred in the Bylaws are not exclusive.

        The Registrant's board of directors has approved a form of indemnification agreement for its directors and officers and expects that each of its current and future directors and officers will enter into substantially similar indemnification agreements with the Registrant to give the Registrant's directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        The indemnification provisions in the Registrant's Certificate of Incorporation and Bylaws and the indemnification agreements entered into between the Registrant and each of its current and future directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        CVR Energy, Inc. and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

        The Registration Rights Agreements between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant's common stock on behalf of such investors.

        In connection with an offering of the common stock registered hereunder, the registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        See the Exhibit Index.

        (b)   Financial Statement Schedules.

        None.

        (c)   Reports, Opinions and Appraisals.

        None.

Item 22.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That, for the purpose of determining liability under the Securities Act to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Part II, Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
3.1		Amended and Restated Certificate of Incorporation of CVR Energy, Inc. (incorporated by reference to Exhibit 10.1 to CVR Energy Inc.'s Form 10-Q filed on December 6, 2007).

3.2		Amended and Restated Bylaws of CVR Energy, Inc. (incorporated by reference to Exhibit 3.1 to CVR Energy Inc.'s Form 8-K filed on July 20, 2011).

4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the CVR Energy's Registration Statement on Form S-1/A, File No. 333-137588, filed on June 5, 2007).

4.2		Indenture, dated as of October 23, 2012, among CVR Refining, LLC, Coffeyville Finance Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as Trustee and Collateral Trustee (incorporated by reference to Exhibit 4.1 to CVR Energy's Form 8-K filed on October 29, 2012).

4.3		Forms of 6.500% Second Lien Senior Secured Notes due 2022 (included within the Indenture filed as Exhibit 4.2).

4.4		Indenture, dated June 10, 2016, by and among CVR Partners, LP, CVR Nitrogen Finance Corporation, the Guarantors (as defined therein) and Wilmington Trust, National Association, as Trustee and Collateral Trustee (incorporated by reference to Exhibit 4.1 of the Form 8-K filed by CVR Partners, LP on June 16, 2016 (Commission File No. 001-35120)).

4.5		Form of 9.250% Senior Secured Note due 2023 (included within the Indenture filed as Exhibit 4.4 and incorporated by reference to Exhibit 4.1 to the Form 8-K filed by CVR Partners, LP on June 16, 2016 (Commission File No. 001-35120)).

4.6		Indenture, dated as April 12, 2013, among Rentech Nitrogen Partners, L.P., Rentech Nitrogen Finance Corporation, the guarantors named therein, Wells Fargo Bank, National Association, as Trustee, and Wilmington Trust, National Association, as Collateral Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Rentech Nitrogen Partners, L.P. on April 16, 2013 (Commission File No. 001-35334)).

4.7		Forms of 6.5% Second Lien Senior Secured Notes due 2021 (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Rentech Nitrogen Partners, L.P. on April 16, 2013 (Commission File No. 001-35334)).

4.8		First Supplemental Indenture, dated as of June 10, 2016, among CVR Nitrogen, LP, CVR Nitrogen Finance Corporation, the guarantors party thereto, Wells Fargo Bank, National Association, as Trustee, and Wilmington Trust, National Association, as Collateral Trustee (incorporated by reference to Exhibit 10.3 of the Form 8-K filed by CVR Partners, LP on June 16, 2016 (Commission File No. 001-35120)).

5.1	**	Opinion of Proskauer Rose LLP.

8.1	**	Opinion of Proskauer Rose LLP.

21		Subsidiaries of CVR Energy Inc. (incorporated by reference to Exhibit 21.1 to CVR Energy's Form 10-K filed on February 21, 2017).

23.1	**	Consent of Proskauer Rose (included in its opinion in Exhibit 5.1).

23.2	**	Consent of Proskauer Rose (included in its opinion in Exhibit 8.1).

23.3	*	Consent of Grant Thornton LLP with respect to CVR Energy, Inc.

Exhibit Number		Description of Exhibit
23.4	*	Consent of Grant Thornton LLP with respect to CVR Refining LP.

24.1		Power of Attorney (included on signature page hereto).

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery.

99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5	*	Press release issued by CVR Energy, Inc. on May 29, 2018.

*
Filed herewith.

**
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CVR Energy certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sugar Land, Texas, on May 29, 2018.

CVR ENERGY, INC.
By:	/s/ DAVID L. LAMP
	Name:	David L. Lamp
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below on this Registration Statement hereby constitutes and appoints David L. Lamp, Tracy D. Jackson and Matthew W. Bley, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 29, 2018.

Signature	Title	Date

/s/ DAVID L. LAMP David L. Lamp	President, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2018
/s/ TRACY D. JACKSON Tracy D. Jackson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 29, 2018
/s/ MATTHEW W. BLEY Matthew W. Bley	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 29, 2018
/s/ CARL C. ICAHN Carl C. Icahn	Chairman of the Board of Directors	May 29, 2018

Signature	Title	Date

/s/ BOB G. ALEXANDER Bob G. Alexander	Director	May 29, 2018
/s/ SUNGHWAN CHO SungHwan Cho	Director	May 29, 2018
/s/ JONATHAN FRATES Jonathan Frates	Director	May 29, 2018
/s/ STEPHEN MONGILLO Stephen Mongillo	Director	May 29, 2018
/s/ LOUIS J. PASTOR Louis J. Pastor	Director	May 29, 2018
/s/ JAMES M. STROCK James M. Strock	Director	May 29, 2018